UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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PriceSmart, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[PriceSmart, Inc. Logo]

    , 2004

Dear Stockholder:

It is my pleasure to invite you to a Special Meeting of Stockholders of PriceSmart, Inc. The Special Meeting will be held on                     ,             , 2004 at 10:00 a.m. Pacific time at PriceSmart’s headquarters, 9740 Scranton Road, San Diego, CA 92121-1745. Your board of directors and management look forward to meeting with you at this time.

At the Special Meeting you will be asked to consider and vote upon an important transaction designed to improve PriceSmart’s profitability by reducing PriceSmart’s interest payments and eliminating its preferred dividend obligations. Additionally, the transaction, if approved by stockholders, will improve PriceSmart’s financial position, particularly PriceSmart’s ratio of current assets to current liabilities known as the “current ratio,” a measure often used in evaluating a company’s financial health. PriceSmart believes that these balance sheet improvements will increase its creditworthiness, enhancing its ability to obtain vendor financing and other borrowings on more favorable terms and otherwise advance PriceSmart’s long-term goals.

The key components of the transaction to be voted upon at the Special Meeting are, in sum, as follows:

•	a private placement of up to 3,187,329 shares of PriceSmart’s common stock, par value $.0001 per share (“Common Stock”), at a price of $8 per share, to The Price Group, LLC, a California limited liability company (the “Price Group”), to be funded through the conversion of a $25.0 million bridge loan, together with accrued and unpaid interest, extended to PriceSmart by the Price Group in August 2004;

•	an issuance of an aggregate of 2,200,000 shares of Common Stock to the Sol and Helen Price Trust, the Price Family Charitable Fund, the Robert and Allison Price Charitable Remainder Trust, the Robert and Allison Price Trust 1/10/75 and the Price Group (collectively, the “Series B Holders”) in exchange for all of the outstanding shares of the PriceSmart’s 8% Series B Cumulative Convertible Redeemable Preferred Stock, par value $.0001 per share (the “Series B Preferred Stock”);

•	an issuance of up to 2,625,070 shares Common Stock, valued for such purpose at a price of $8 per share, to the Price Group in exchange for up to $20.0 million of current obligations, plus accrued and unpaid interest, owed by PriceSmart to the Price Group;

•	an issuance of up to 15,791,477 shares of Common Stock in connection with a rights offering pursuant to rights to be distributed to the holders of outstanding shares of Common Stock;

•	an issuance of up to 3,125,000 shares of Common Stock, at a price of $8 per share, to the Price Group in connection with the rights offering;

•	an issuance of up to 2,226,886 shares of Common Stock associated with an offer to exchange Common Stock, valued for such purpose at a price of $10 per share, to the holders of all of the shares of PriceSmart’s 8% Series A Cumulative Convertible Redeemable Preferred Stock, par value $.0001 per share (the “Series A Preferred Stock”), in exchange for all the outstanding shares of the Series A Preferred Stock at its initial stated value of $20.0 million plus all accrued and unpaid dividends; and

•	an amendment to PriceSmart’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares.

If the proposed transaction is approved at the Special Meeting, the rights to be distributed to stockholders pursuant to the rights offering will be distributed as soon as practicable following the Special Meeting and PriceSmart intends for the rights to become exercisable in December 2004. The private placement, the Series B Preferred Stock exchange, the exchange of common stock for $20.0 million of current obligations, plus accrued and unpaid interest, and the Series A Preferred Stock exchange will close as soon as practicable following the Special Meeting.

PriceSmart is proposing the transaction at this time because it believes:

•	the proposed transaction will address PriceSmart’s short-term needs for additional working capital while also offering a comprehensive financing solution to help PriceSmart achieve its long-term operating goals,

•	the proposed transaction will improve PriceSmart’s ratio of current assets to current liabilities, an important indicator of creditworthiness known as the “current ratio,” which PriceSmart believes will allow it to obtain vendor financing and other borrowings on more favorable terms,

•	the lower interest expense resulting from the reduction of debt will have a significant positive impact on net income (loss) before taxes,

•	the proposed transaction provides PriceSmart the ability to eliminate the Series B Preferred Stock and, to the extent that the holders of the Series A Preferred Stock participate in the Series A Preferred Stock exchange, the Series A Preferred Stock and all dividends accrued and accruing on such stock without a cash outlay, which will have a significant positive impact on net income (loss) before taxes available to PriceSmart’s common stockholders,

•	PriceSmart expects that the additional capital received from the proposed transaction will allow PriceSmart to come into compliance with and improve its ability to remain in compliance with financial covenants contained in its loan agreements, and

•	the proposed transaction will strengthen PriceSmart’s relationship with the International Finance Corporation (the “IFC”), one of PriceSmart’s major lenders, as a result of the IFC’s purchase of additional Common Stock.

A special committee of the board of directors, consisting of directors who are not officers or employees of PriceSmart and who are not affiliated with the Series B Holders or the holders of PriceSmart’s Series A Preferred Stock, have determined that the proposed transaction is advisable to PriceSmart’s common stockholders. The special committee recommends that PriceSmart’s stockholders vote in favor of the common stock issuances associated with the proposed transaction and the board of directors recommends that PriceSmart’s stockholders vote in favor of the amendment to the Amended and Restated Certificate of Incorporation. In making its determination, the special committee retained American Appraisal Associates, Inc. as financial advisor. American Appraisal delivered a written opinion, dated September 3, 2004, to the effect that, based upon and subject to the factors and assumptions described in the opinion, as of that date, the proposed transaction was fair, from a financial point of view, to PriceSmart’s unaffiliated holders of common stock.

Information about the Special Meeting and the business to be considered upon at the Special Meting is included in the accompanying Notice of Special Meeting and Proxy Statement. Your vote is important regardless of the number of shares you own. I urge you to complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the meeting. Returning the proxy card will not prevent you from attending the meeting and voting in person, but will ensure that your vote is counted if you are unable to attend the meeting. I also urge you to review and consider carefully the matters presented in the attached Proxy Statement. Thank you for your interest and participation. I look forward to seeing you at the Special Meeting.

Sincerely,

Robert E. Price

Chairman of the Board,

Interim President and

Chief Executive Officer

The Proxy Statement is dated                     , 2004 and is expected to be first mailed to stockholders on or about             , 2004.

PRICESMART, INC.

NOTICE OF SPECIAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF PRICESMART, INC.

Notice is hereby given that a Special Meeting of the Stockholders of PriceSmart, Inc. (the “Company”), will be held at 10:00 a.m. on                     ,                     , 2004 at the Company’s headquarters, 9740 Scranton Road, San Diego, CA 92121-1745 (the “Special Meeting”) for the following purposes:

1.	To approve a private placement of up to 3,187,329 shares of the Company’s common stock, par value $.0001 per share (“Common Stock”), at a price of $8 per share, to The Price Group, LLC, a California limited liability company (the “Price Group”), to be funded through the conversion of a $25.0 million bridge loan, together with accrued and unpaid interest, extended to the Company by the Price Group in August 2004.

2.	To approve the issuance of an aggregate of 2,200,000 shares of Common Stock to the Sol and Helen Price Trust, the Price Family Charitable Fund, the Robert and Allison Price Charitable Remainder Trust, the Robert and Allison Price Trust 1/10/75 (collectively, the “Price Trusts”) and the Price Group (collectively, with the Price Trusts, the “Series B Holders”) in exchange for all of the outstanding shares of the Company’s 8% Series B Cumulative Convertible Redeemable Preferred Stock, par value $.0001 per share (the “Series B Preferred Stock”).

3.	To approve the issuance of up to 2,625,070 shares Common Stock, valued for such purpose at a price of $8 per share, to the Price Group in exchange for up to $20.0 million of current obligations, plus accrued and unpaid interest, owed by the Company to the Price Group.

4.	To approve the issuance of up to 15,791,477 shares of Common Stock in connection with a rights offering pursuant to rights to be distributed to the holders of outstanding shares of Common Stock.

5.	To approve the issuance of up to 3,125,000 shares of Common Stock, at a price of $8 per share, to the Price Group in connection with the rights offering.

6.	To approve the issuance of up to 2,226,886 shares of Common Stock associated with an offer to exchange Common Stock, valued for such purpose at a price of $10 per share, to the holders of all of the shares of the Company’s 8% Series A Cumulative Convertible Redeemable Preferred Stock, par value $.0001 per share (the “Series A Preferred Stock”), in exchange for all of the outstanding shares of the Series A Preferred Stock at its initial stated value of $20.0 million plus all accrued and unpaid dividends.

7.	To approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares.

8.	To transact such other business as may be properly brought before the Special Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Company is soliciting stockholder approval for Proposals 1-6 as required by continued listing requirements of the Nasdaq National Market. A special committee of the board of directors, consisting of directors who are not officers or employees of the Company and who are not affiliated with the Series B Holders or the holders of the Company’s Series A Preferred Stock (the “Special Committee”), has fixed the close of business on September 20, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. A list of such stockholders will be open to the examination of any stockholder at the Special Meeting and for a period of ten days prior to the date of the Special Meeting at the offices of PriceSmart, Inc., 9740 Scranton Road, San Diego, CA 92121-1745.

The Price Group and the other Series B Holders have agreed to enter into a voting agreement with the Company pursuant to which such entities will (i) vote in favor of all of the proposals relating to the proposed transaction and (ii) deliver irrevocable proxies in favor of such proposals. The Series B Holders beneficially own 27.0% of the Company’s Common Stock. The Series B Holders additionally own approximately 5.5% of the Company’s outstanding shares of Series A Preferred Stock, which is convertible, at the holder’s option, into less than 1% of the Company’s outstanding Common Stock, and the Series B Holders also beneficially own all of the Company’s outstanding Series B Preferred Stock, which is convertible, at the holder’s option, into approximately 13.8% of the Company’s outstanding Common Stock. The Company’s Series A Preferred Stock and Series B Preferred Stock does not have voting rights with respect to the proposals at the Special Meeting. Additionally, the Company has been advised that PSC, S.A., which controls an aggregate of 10.3% of the voting power of the Company, intends to vote in favor of each of the proposals.

After careful consideration and after receiving a written fairness opinion addressed to the Special Committee from American Appraisal Associates, Inc. as to the fairness, from a financial point of view, to the Company’s unaffiliated holders of Common Stock of the proposed transaction, the Special Committee, formed to, among other things, review the terms of the proposed transaction and recommend the common stock issuances associated with the proposed transaction to the stockholders of the Company entitled to vote thereon, determined that such common stock issuances are advisable to the Company’s common stockholders and directed that they be submitted to the Company’s common stockholders for their approval. The Board has determined that the amendment to the Company’s Amended and Restated Certificate of Incorporation is advisable to the Company’s common stockholders and has directed that it be submitted to the Company’s common stockholders for their approval.

Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, OR YOU MAY VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY. If you plan to attend the Special Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert M. Gans

Secretary

San Diego, California

                    , 2004

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this Proxy Statement, but may not contain all of the information that is important to you. PriceSmart, Inc., a Delaware corporation (the “Company”), urges you to carefully review the entire Proxy Statement before you decide how to vote.

PriceSmart, Inc.

•	The Company’s business consists primarily of membership shopping warehouse clubs similar to, but smaller in size than, warehouse clubs in the United States, located in Latin America, the Caribbean and Asia.

Terms of the Proposed Transaction (Pages     -    )

•	At the Special Meeting, the Company’s common stockholders will be asked to approve a proposed transaction that includes the following elements:

•	a private placement of up to 3,187,329 shares of the Company’s common stock, par value $.0001 per share (“Common Stock”), at a price of $8 per share, to The Price Group, LLC, a California limited liability company (the “Price Group”), to be funded through the conversion of a $25.0 million bridge loan, together with accrued and unpaid interest, extended to the Company by the Price Group in August 2004 (the “Private Placement”);

•	an issuance of an aggregate of 2,200,000 shares of Common Stock to the Sol and Helen Price Trust, the Price Family Charitable Fund, the Robert and Allison Price Charitable Remainder Trust, the Robert and Allison Price Trust 1/10/75 (collectively, the “Price Trusts”) and the Price Group (collectively, with the Price Trusts, the “Series B Holders”) in exchange for all of the outstanding shares of the Company’s 8% Series B Cumulative Convertible Redeemable Preferred Stock, par value $.0001 per share (the “Series B Exchange”);

•	an issuance of up to 2,625,070 shares Common Stock, valued for such purpose at a price of $8 per share, to the Price Group in exchange for up to $20.0 million of current obligations, plus accrued and unpaid interest, owed by the Company to the Price Group (the “Current Obligation Exchange”);

•	an issuance of up to 15,791,477 shares of Common Stock in connection with a rights offering pursuant to rights to be distributed to the holders of outstanding shares of Common Stock (the “Rights Offering”);

•	an issuance of up to 3,125,000 shares of Common Stock, at a price of $8 per share, to the Price Group in connection with the Rights Offering (the “Rights Offering Issuance”);

•	an issuance of up to 2,286,886 shares of Common Stock associated with an offer to exchange Common Stock, valued for such purpose at a price of $10 per share, to the holders of all of the shares of the Company’s 8% Series A Cumulative Convertible Redeemable Preferred Stock, par value $.0001 per share (the “Series A Preferred Stock”), in exchange for all of the outstanding shares of the Company’s Series A Preferred Stock at its initial stated value of $20.0 million plus all accrued and unpaid dividends (the “Series A Exchange” and, together with the Private Placement, the Series B Exchange, the Current Obligation Exchange, the Rights Offering and the Rights Offering Issuance, the “Common Stock Issuances”); and

•	an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares (the “Amendment”).

•	Approval of each of the Common Stock Issuances and the Amendment is conditioned on stockholder approval of all of the Common Stock Issuances and the Amendment. Accordingly, if stockholders fail to approve any of the Common Stock Issuances or the Amendment, then neither the Company nor the Series B Holders will be obligated to proceed with the Common Stock Issuances, the Amendment or any transaction related to the Common Stock Issuances or the Amendment.

i

Terms of the Private Placement (Pages     -    )

•	The Company will make a private placement of shares of its Common Stock to the Price Group to be funded through the conversion of a $25.0 million bridge loan (the “Bridge Loan”), together with accrued and unpaid interest, extended to the Company by the Price Group on August 31, 2004. The Bridge Loan bears interest at 8% per annum and has a term of two years. Upon conversion, the entire principal amount of the Bridge Loan, together with accrued and unpaid interest, will be converted into Common Stock at a price of $8 per share.

•	Assuming conversion of the Bridge Loan takes place on October 31, 2004, the Company will owe an aggregate of $334,247 of accrued and unpaid interest on the Bridge Loan; therefore, if the conversion took place on such date, it would require the issuance of 3,166,781 shares of Common Stock. The Company has agreed to register with the Securities and Exchange Commission (the “SEC”) for resale the shares of Common Stock issuable upon conversion of the Bridge Loan.

•	If stockholder approval is obtained, the Company intends to convert the Bridge Loan to Common Stock as soon as practicable following the Special Meeting.

Terms of the Series B Exchange (Pages     -    )

•	The Company will issue an aggregate of 2,200,000 shares of Common Stock to the Series B Holders in exchange for all of the outstanding shares of the Company’s 8% Series B Cumulative Convertible Redeemable Preferred Stock, par value $.0001 per share (the “Series B Preferred Stock”). By accepting 2,200,000 shares of Common Stock for the $22.0 million initial stated amount of Series B Preferred Stock, the Series B Holders will effectively be converting the shares at a price of $10 per share and will be waiving all accrued and unpaid dividends on the Series B Preferred Stock, relieving the Company of its obligation to pay such dividends. The Series B Preferred Stock is currently convertible at the option of the holder at a conversion price of $20 per share. The Company has agreed to register with the SEC for resale the shares of Common Stock issuable in connection with the Series B Exchange.

•	If stockholder approval is obtained, the Series B Exchange is expected to close as soon as practicable following the Special Meeting.

Terms of the Current Obligation Exchange (Pages     -    )

•	The Company will issue to the Price Group shares of Common Stock, valued for such purpose at a price of $8 per share, as the repayment in full of all unpaid principal and accrued interest on up to $15.0 million provided to the Company by the Price Group through a vendor financing facilitation arrangement and the initial payment and all accrued interest on a $5.0 million deposit with respect to the purchase of a parcel of real property in Santiago, Dominican Republic, both previously extended to the Company by the Price Group. The Company expects the principal amount of the vendor financing to be $14.9 million at the time of the exchange.

•	Assuming the Current Obligation Exchange takes place on October 31, 2004, the Company will owe an aggregate of $905,094 of accrued and unpaid interest on the vendor financing arrangement and the deposit; therefore, if the exchange took place on such date, it would require the issuance of 2,602,571 shares of Common Stock. The Company has agreed to register with the SEC for resale the shares of Common Stock issuable in connection with the Current Obligation Exchange.

•	If stockholder approval is obtained, the Current Obligation Exchange is expected to close as soon as practicable following the Special Meeting.

Terms of the Rights Offering (Pages     -    )

•

The Company will distribute rights to all stockholders of record as of a date following the Special Meeting (the “Rights Offering Record Date”) allowing such stockholders to purchase: (i) for a period of one month, 1.5 shares of Common Stock for each share of Common Stock they own as of the Rights

Offering Record Date at a price of $7 per share (the “$7 Right”); and (ii) for a period of eleven months beginning after the one month period referred to in part (i) above expires, 1.5 shares of Common Stock for each share of Common Stock they own as of the Rights Offering Record Date at a price of $8 per share (the “$8 Right”).

•	The $7 Right and the $8 Right will comprise a single unit (the “Rights Unit”) and may not be traded separately from one another. If a stockholder exercises a $7 Right, the related $8 Right will be canceled. Therefore, in total, stockholders will only receive sufficient rights to enable them to purchase 1.5 shares of Common Stock for each share they own, regardless of when they exercise their rights. The Company expects the Rights Units to be transferable separately from the Common Stock and expects the Right Units to be listed and traded on the Nasdaq National Market. The Price Group, the Sol and Helen Price Trust and the Robert and Allison Price Trust 1/10/75 have agreed that they will not exercise (and will not convey to any other person or entity) any rights they may receive on shares of Common Stock to be issued to them pursuant to the Private Placement, the Series B Exchange and the Current Obligation Exchange. The Sol and Helen Price Trust has agreed that it will not exercise (and will not convey) any rights it may receive on shares of Common Stock issued to it pursuant to the Series A Exchange. Such holders will receive rights on shares of Common Stock they currently hold and have not indicated whether they will exercise or transfer such rights.

•	If upon termination of the $7 Right period referred to above the Company has not received at least $25.0 million in proceeds from the Rights Offering, the Price Group will purchase from the Company the number of shares of Common Stock equal to the shortfall, if any (the “Shortfall”), divided by $8 (the “Rights Offering Purchase”), at a price of $8 per share. Concurrent with this purchase of Common Stock by the Price Group, the Company will grant the Price Group a non-transferable put option giving the Price Group the right, at its election, to require the Company to purchase at any time during the thirty (30) days following the end of the $8 Right period a number of shares equal to the lesser of (i) the dollar amount raised by the Company from the exercise of the $8 Rights, divided by $8, and (ii) the number of shares purchased in the Rights Offering Purchase, in each case at a price of $8 per share. The Company has agreed to register with the SEC for resale the shares of Common Stock issuable in connection with the Rights Offering Purchase.

•	If the Rights Offering is 0% subscribed during the $7 Right period, the Rights Offering Purchase will require the issuance of 3,125,000 shares of Common Stock.

•	If stockholder approval is obtained, the Company expects to distribute the rights as soon as practicable following the Special Meeting and intends for the rights to be become exercisable in December 2004.

Terms of the Series A Exchange (Pages     -    )

•

In consideration of the settlement of a federal securities fraud complaint brought on behalf of a proposed class of unaffiliated purchasers and holders of the Company’s Series A Preferred Stock (the “Series A Claims”), and to reduce the impact on the Company’s common stockholders of dividends accruing on the Series A Preferred Stock, the Company will offer to each current unaffiliated holder of Series A Preferred Stock that does not timely request to be excluded from the settlement to exchange shares of Common Stock, valued for such purpose at a price of $10 per share, for all the outstanding shares of Series A Preferred Stock owned by such holder at its initial stated value plus all accrued and unpaid dividends. The Series A Preferred Stock has a conversion price of $37.50 per share and provides for cumulative dividends at a rate of 8% per annum. The Company will also offer to exchange shares of Common Stock, valued for such purpose at a price of $10 per share, for all of the outstanding shares of Series A Preferred Stock at its initial stated value plus all accrued and unpaid dividends owned by the Price Family Charitable Fund, the Price Family Charitable Trust, the Sol and Helen Price Trust and Grupo Gigante, S.A. de C.V., a corporation organized under the laws of the United Mexican States, provided that such holders agree to trading restrictions for a period of one year on the shares of Common Stock offered in the exchange equivalent to the volume limitations under SEC Rule 144 and such holders execute releases of claims they might otherwise have asserted against the Company arising from the facts forming the basis of the Series A Claims. The volume limitations under SEC Rule 144 provide that the amount of securities sold by an affiliate of an issuer, together with sales by such affiliate of restricted and other securities of the same class within the preceding three months, cannot exceed the greater of: (i) 1% of the shares of the class outstanding as shown by the most recent report or statement published by the issuer; or (ii) the average weekly volume of trading in such securities as reported through the consolidated transaction reporting system during the four calendar weeks preceding the sale. All Common Stock received in Series A Exchange will be eligible for participation in the Rights Offering.

•	On October 31, 2004, the Company will owe an aggregate of $2.1 million in accrued and unpaid dividends on the Series A Preferred Stock. If all of the holders of the Company’s Series A Preferred Stock elect to participate in the Series A Exchange and the Series A Exchange takes place on October 31, 2004, it would require the issuance of 2,213,735 shares of Common Stock.

•	If stockholder approval is obtained, the Series A Exchange is expected to close as soon as practicable following the Special Meeting.

Use of Proceeds/Agreement with the IFC (Pages     -    )

•	To date, the Company has used the proceeds from the Bridge Loan to purchase a $10.2 million loan extended to the Company’s Philippines subsidiary by the IFC to fund operations in the Philippines (the “IFC Philippines Loan”) and to repay a $4.1 million loan extended to the Company’s Costa Rica subsidiary by the Overseas Private Investment Corporation (the “OPIC Costa Rica Loan”). In addition, the Company plans to use $17.0 million to acquire and increase merchandise inventories (particularly U.S. sourced merchandise) for the Company’s 26 warehouse club locations and to use $4.4 million for principal payments on loans extended to the Company by creditors other than the IFC or OPIC. The remaining proceeds received from the proposed transaction will be used to support other working capital requirements of the Company. Upon the purchase of the IFC Philippines Loan by the Company, such loan has become an inter-company loan between the Company and its Philippines subsidiary on the same terms as were applicable under the IFC Philippines Loan and has been eliminated on the Company’s consolidated balance sheet. The purchase of the IFC Philippines Loan and the repayment of the OPIC Costa Rica Loan released for the Company’s use $6.7 million of cash held as partial collateral to secure such loans known as “restricted cash.”

•

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2004, the Company has entered into a Letter of Understanding, dated as of September 15, 2004, among the Company, the Price Group, PSMT Caribe, Inc., a British Virgin Islands corporation and wholly owned subsidiary of the Company, PSMT Trinidad/Tobago Limited, a company organized and existing under the laws of the Republic of Trinidad and Tobago and subsidiary of the Company, PSMT Philippines, Inc., a Filipino corporation and subsidiary of the Company, and the IFC to modify the terms of its loan agreements with the Company. Along with the purchase of the IFC Philippines Loan, the Company will grant the IFC a warrant to purchase 400,000 shares of Common Stock at a price of $7 per share (the “IFC Warrant”). If the IFC has not exercised the IFC Warrant with respect to one-half of such shares by November 30, 2004, the IFC Warrant will automatically be exercised with respect to one-half of such shares on such date. Payment of the exercise price will be made by reducing the principal amount of one of the loans extended to the Company by the IFC, other than the IFC Philippines Loan, on a dollar-for-dollar basis. The balance of the IFC Warrant may be exercised within one year from the date of issuance in the same manner. The Price Group will grant the IFC a put option on 300,000 shares of Common Stock it currently holds at a strike price of $12, exercisable between November 30, 2005 and November 30, 2006. In consideration of the Company’s entering into the proposed transaction, the purchase of the IFC Philippines Loan and the issuances of the IFC Warrant and the put option, the IFC has assigned to the Company the collateral for the IFC Philippines Loan and has agreed to (i) eliminate prepayment penalties on all loans made by the IFC to the Company, including prepayment penalties associated with the purchase of the IFC Philippines Loan, and (ii) reduce the carrying costs on one of the loans extended to the Company by the IFC by eliminating its right to a percentage of the Company’s earnings before interest, taxes, depreciation and amortization.

Reasons for the Proposed Transaction

•	The Company is proposing the transaction at this time because it believes:

•	the proposed transaction will address the Company’s short-term needs for additional working capital while also offering a comprehensive financing solution to help the Company achieve its long-term operating goals,

•	the proposed transaction will improve the Company’s ratio of current assets to current liabilities known as the “current ratio,” a measure often used in evaluating a company’s financial health, moving it closer to the industry average, which the Company believes will increase its credit rating, allowing it to obtain vendor financing and other borrowings on more favorable terms,

•	the lower interest expense resulting from the reduction of debt will have a significant positive impact on net income (loss) before taxes,

•	the proposed transaction provides the Company the ability to eliminate the Series B Preferred Stock and, to the extent that the holders of the Series A Preferred Stock participate in the Series A Exchange, the Series A Preferred Stock (collectively, with the Series B Preferred Stock, the “Preferred Stock”) and all dividends accrued and accruing on such stock without a cash outlay, which will have a significant positive impact on net income (loss) before taxes available to the Company’s common stockholders through the elimination of dividends associated with the Company’s Preferred Stock,

•	the additional capital received from the proposed transaction will allow the Company to come into compliance with and improve its ability to remain in compliance with financial covenants contained in its loan agreements, and

•	the proposed transaction will strengthen the Company’s relationship with the IFC, one of the Company’s major lenders, as a result of the IFC’s purchase of additional Common Stock.

Impact of the Proposed Transaction on Holders of the Company’s Capital Stock

•	If the proposed transaction is approved by the holders of Common Stock entitled to vote thereon at the Special Meeting, the Company intends to complete the proposed transaction (other than the Rights Offering) by the end of the 2004 calendar year. Following effectiveness of the proposed transaction:

•	the Common Stock will remain outstanding. However, holders of Common Stock other than the Price Group may be diluted with respect to their percentage ownership and voting power as a result of the Common Stock Issuances depending on the extent to which stockholders participate in the Rights Offering,

•	shares of Series B Preferred Stock will no longer be outstanding. Holders of shares of Series B Preferred Stock will receive Common Stock in exchange for all of their shares of Series B Preferred Stock,

•	to the extent that holders of the Series A Preferred Stock participate in the Series A Exchange, such participating holders’ shares of Series A Preferred Stock will no longer be outstanding. Such holders of Series A Preferred Stock will receive Common Stock in exchange for all of their shares of Series A Preferred Stock; and

•	Robert E. Price, Sol Price and their affiliates (the “Prices”), upon completion of the Private Placement, the Series B Exchange, the Current Obligation Exchange and the Series A Exchange,

v

will beneficially own more than 50% of the Company’s outstanding Common Stock. Depending on stockholder subscription in the Rights Offering, the Prices may beneficially own more than 50% of the Company’s Common Stock upon completion of the Rights Offering, potentially allowing them to control the vote on most future proposals submitted for stockholder vote.

Conditions to the Proposed Transaction

•	The completion of the Common Stock Issuances and the Amendment depends upon the satisfaction or waiver of a number of conditions, including the following:

•	approval by the holders of Common Stock entitled to vote thereon at the Special Meeting of each of the Common Stock Issuances and the Amendment, and

•	the absence of any law or any injunction that effectively prohibits the proposed transaction.

Recommendation of the Board of Directors and the Special Committee (Pages     -    )

•	After careful consideration and after receiving a written fairness opinion addressed to the special committee of the Company’s Board of Directors (the “Board”), consisting of directors who are not officers or employees of the Company and who are not affiliated with the Series B Holders or the holders of the Company’s Series A Preferred Stock (the “Special Committee”), from American Appraisal Associates, Inc. as to the fairness, from a financial point of view, to the Company’s unaffiliated holders of Common Stock of the proposed transaction, the Special Committee, formed to, among other things, review the terms of the proposed transaction and recommend the Common Stock Issuances to the stockholders of the Company entitled to vote thereon, determined that the Common Stock Issuances are advisable to the Company’s common stockholders and directed that they be submitted to the Company’s common stockholders for their approval. The Board has determined that the Amendment is advisable to the Company’s common stockholders and has directed that it be submitted to the Company’s common stockholders for their approval.

•	The Special Committee recommends that you vote for the Common Stock Issuances and the Board recommends that you vote for the Amendment.

Page
SUMMARY TERM SHEET
THE SPECIAL MEETING
Questions and Answers About the Proxy Materials and the Proposed Transaction
Questions and Answers About the Special Meeting
THE PROPOSED TRANSACTION
Voting
No Dissenters’ Rights
Summary of the Transaction/Overview
Short-Term Financing Provided by the Price Family
Additional Capital
Improve the Current Ratio
Reduce Impact of Interest Expense and Cumulative Dividends on Net Income (Loss) Available to Common Stockholders
Controlled Company Exemption
Post-Transaction Beneficial Ownership of the Group Filers
Background of Approval
The Fairness Opinion
Interests of Certain Directors and Officers in the Transaction
Board and Special Committee Approval
Stockholder Approval
PROPOSAL 1 THE PRIVATE PLACEMENT
The Proposal
General Effect
Vote Required
Recommendation of the Special Committee
PROPOSAL 2 THE SERIES B EXCHANGE
The Proposal
General Effect
Vote Required
Recommendation of the Special Committee
PROPOSAL 3 THE CURRENT OBLIGATION EXCHANGE
The Proposal
General Effect
Vote Required
Recommendation of the Special Committee
PROPOSAL 4 THE RIGHTS OFFERING
The Proposal
General Effect
Vote Required
Recommendation of the Special Committee
PROPOSAL 5 THE RIGHTS OFFERING PURCHASE
The Proposal
General Effect
Vote Required
Recommendation of the Special Committee
PROPOSAL 6 THE SERIES A EXCHANGE
The Proposal
General Effect
Vote Required
Recommendation of the Special Committee

Page
PROPOSAL 7 APPROVAL OF THE AMENDMENT
Proposed Amendment
Purpose and Effect of Amendment
Vote Required
Recommendation of the Board of Directors
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
Relationships with the Price Family
Promissory Notes
Relationships with Edgar A. Zurcher
Relationships with PSC, S.A.
Relationships with Grupo Gigante, S.A. and Angel Losada M.
STOCKHOLDER PROPOSALS
OTHER MATTERS

EXHIBITS

ANNEX A Opinion of American Appraisal Associates, Inc.

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121-1745

PROXY STATEMENT

for

SPECIAL MEETING OF STOCKHOLDERS

                    , 2004

This Proxy Statement is being furnished to the stockholders of PriceSmart, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of Proxies by the Company’s Board of Directors (the “Board”) from the holders of outstanding shares of the Company’s common stock, par value $.0001 per share (“Common Stock”), for use at the Special Meeting of Stockholders of the Company to be held at 10:00 am on                     ,                     , 2004 at the Company’s headquarters, 9740 Scranton Road, San Diego, CA 92121-1745 (the “Special Meeting”), and at any adjournments thereof. This Proxy Statement will be first sent to stockholders on or about                     , 2004.

All stockholders who find it convenient to do so are cordially invited to attend the Special Meeting in person. In any event, please complete, sign, date and return the Proxy in the enclosed envelope.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE PROPOSED TRANSACTION

Why am I receiving this Proxy Statement?

You have received this Proxy Statement and the enclosed Proxy from the Company because you hold shares of Common Stock. The Board is soliciting your Proxy to vote on the proposed transaction and other matters to be considered at the Special Meeting. As a holder of Common Stock, you are invited to attend the Special Meeting and are entitled to and requested to vote on the proposals described in this Proxy Statement.

What information is contained in this Proxy Statement?

The information included in this Proxy Statement relates to the proposals to be voted on at the Special Meeting, the Board’s and Special Committee’s (as defined below) recommendations regarding the proposals, procedures for voting at the Special Meeting and other information required by federal securities laws.

What is the proposed transaction?

The proposals to be voted on at the Special Meeting include proposals relating to a proposed transaction of the Company intended to strengthen its financial position. The proposed transaction includes the following elements:

•	a private placement of up to 3,187,329 shares of Common Stock, at a price of $8 per share, to The Price Group, LLC, a California limited liability company (the “Price Group”), to be funded through the conversion of a $25.0 million bridge loan (the “Bridge Loan”), together with accrued and unpaid interest, extended to the Company by the Price Group in August 2004 (the “Private Placement”);

•	an issuance of an aggregate of 2,200,000 shares of Common Stock to the Sol and Helen Price Trust, the Price Family Charitable Fund, the Robert and Allison Price Charitable Remainder Trust, the Robert and Allison Price Trust 1/10/75 (collectively, the “Price Trusts”) and the Price Group (collectively, with the Price Trusts, the “Series B Holders”) in exchange for all of the outstanding shares of the Company’s 8% Series B Cumulative Convertible Redeemable Preferred Stock, par value $.0001 per share (the “Series B Exchange”);

•	an issuance of up to 2,625,070 shares Common Stock, valued for such purpose at a price of $8 per share, to the Price Group, in exchange for up to $20.0 million of current obligations, plus accrued and unpaid interest, owed by the Company to the Price Group (the “Current Obligation Exchange”);

•	an issuance of up to 15,791,477 shares of Common Stock in connection with a rights offering pursuant to rights to be distributed to the holders of outstanding shares of Common Stock (the “Rights Offering”);

•	an issuance of up to 3,125,000 shares of Common Stock, at a price of $8 per share, to the Price Group in connection with the Rights Offering (the “Rights Offering Issuance”);

•	an issuance of up to 2,226,886 shares of Common Stock associated with an offer to exchange Common Stock, valued for such purpose at a price of $10 per share, to the holders of all of the shares of the Company’s 8% Series A Cumulative Convertible Redeemable Preferred Stock, par value $.0001 per share (the “Series A Preferred Stock”), in exchange for all of the outstanding shares of the Company’s Series A Preferred Stock at its initial stated value of $20.0 million plus all accrued and unpaid dividends (the “Series A Exchange” and, together with the Private Placement, the Series B Exchange, the Current Obligation Exchange, the Rights Offering and the Rights Offering Issuance, the “Common Stock Issuances”); and

•	an amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”) to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares (the “Amendment”).

Approval of each of the Common Stock Issuances and the Amendment is conditioned on stockholder approval of all of the Common Stock Issuances and the Amendment, and are subject to other customary conditions described below under “What are the conditions to the proposed transaction?” Accordingly, if stockholders fail to approve any of the Common Stock Issuances or the Amendment, then neither the Company nor the Series B Holders will be obligated to proceed with the Common Stock Issuances, the Amendment or any transaction related to the Common Stock Issuances or the Amendment.

Why is the Company proposing the transaction?

The Company is proposing the transaction at this time because it believes:

•	the proposed transaction will address the Company’s short-term needs for additional working capital while also offering a comprehensive financing solution to help the Company achieve its long-term operating goals,

•	the proposed transaction will improve the Company’s ratio of current assets to current liabilities known as the “current ratio,” a measure often used in evaluating a company’s financial health, moving it closer to the industry average, which the Company believes will increase its credit rating, allowing it to obtain vendor financing and other borrowings on more favorable terms,

•	the lower interest expense resulting from the reduction of debt will have a significant positive impact on net income (loss) before taxes,

•	the proposed transaction provides the Company the ability to eliminate the Company’s 8% Series B Cumulative Convertible Redeemable Preferred Stock, par value $.0001 per share (the “Series B Preferred Stock”), and, to the extent that the holders of the Company’s Series A Preferred Stock (the “Series A Holders”) participate in the Series A Exchange, the Series A Preferred Stock (collectively, with the Series B Preferred Stock, the “Preferred Stock”) and all dividends accrued and accruing on such stock without a cash outlay, which will have a significant positive impact on net income (loss) before taxes available to the Company’s common stockholders through the elimination of dividends associated with the Company’s Preferred Stock,

•	the additional capital received from the proposed transaction will allow the Company to come into compliance with and improve its ability to remain in compliance with financial covenants contained in its loan agreements, and

•	the proposed transaction will strengthen the Company’s relationship with the International Finance Corporation (the “IFC”), one of the Company’s major lenders, as a result of the IFC’s purchase of additional Common Stock.

Did the Company consider any negative factors that could or do arise from the proposed transaction?

The Company considered several negative factors that could or will arise from the proposed transaction, including:

•	the anticipated aggregate transaction costs, which are estimated to be approximately $730,000, that will be incurred,

•	the risk that some of the anticipated benefits of the proposed transaction might not be fully realized,

•	the holders of Common Stock other than the Price Group may be diluted with respect to their percentage ownership and voting power as a result of the Common Stock Issuances depending on the extent to which stockholders participate in the Rights Offering, and

•	greater than 50% of the outstanding Common Stock will be beneficially owned by Robert E. Price, Sol Price and their affiliates (the “Prices”), as a group, upon completion of the Private Placement, the Series B Exchange, the Current Obligation Exchange and the Series A Exchange. Depending on stockholder subscription in the Rights Offering, the Prices may beneficially own more than 50% of the Company’s Common Stock upon completion of the Rights Offering, potentially allowing them to control the vote on most future proposals submitted for stockholder vote.

How does the proposed transaction affect the holders of the Company’s capital stock?

Following the proposed transaction:

•	the Common Stock will remain outstanding. However, holders of Common Stock other than the Price Group may be diluted with respect to their percentage ownership and voting power as a result of the Common Stock Issuances depending on the extent to which stockholders participate in the Rights Offering,

•	shares of the Series B Preferred Stock will no longer be outstanding. The holders of shares of Series B Preferred Stock will receive Common Stock in exchange for all of their shares of Series B Preferred Stock,

•	to the extent that the Series A Holders participate in the Series A Exchange, such participating holders’ shares of Series A Preferred Stock will no longer be outstanding. Such holders of Series A Preferred Stock will receive Common Stock in exchange for all of their shares of Series A Preferred Stock; and

•	the Prices, upon completion of the Private Placement, the Series B Exchange, the Current Obligation Exchange and the Series A Exchange, will beneficially own more than 50% of the Company’s outstanding Common Stock. Depending on stockholder subscription in the Rights Offering, the Prices may beneficially own more than 50% of the Company’s Common Stock upon completion of the Rights Offering, potentially allowing them to control the vote on most future proposals submitted for stockholder vote.

Assuming the Rights Offering is: (i) 0% subscribed during the Rights Offering, the Company will have approximately 20.9 million shares of Common Stock outstanding; (ii) 25% subscribed during the Rights Offering, the Company will have approximately 21.3 million shares of Common Stock outstanding; (iii) 50% subscribed during the Rights Offering, the Company will have approximately 23.9 million shares of Common Stock outstanding; or (iv) 100% subscribed during the Rights Offering, the Company will have approximately

30.0 million shares of Common Stock outstanding immediately following the proposed transaction. These calculations are based on an assumption that the Prices will not exercise any rights granted to them pursuant to the Rights Offering. However, the Prices have not agreed to waive, and may exercise, any rights granted to them pursuant to the Rights Offering on an aggregate of 3,566,668 shares.

What are the conditions to the proposed transaction?

The completion of the proposed transaction depends on the satisfaction or waiver of a number of conditions, including the following:

•	approval by the holders of Common Stock entitled to vote thereon at the Special Meeting of each of the Common Stock Issuances and the Amendment, and

•	the absence of any law or any injunction that effectively prohibits the proposed transaction.

What are the terms of the Private Placement?

The Company will make a private placement of shares of its Common Stock to the Price Group to be funded through the conversion of the Bridge Loan, together with accrued and unpaid interest, extended to the Company by the Price Group on August 31, 2004. The Bridge Loan bears interest at 8% per annum and has a term of two years. Upon conversion, the entire principal amount of the Bridge Loan, together with accrued and unpaid interest, will be converted into Common Stock at a price of $8 per share.

Assuming conversion of the Bridge Loan takes place on October 31, 2004, the Company will owe an aggregate of $334,247 of accrued and unpaid interest on the Bridge Loan; therefore, if the conversion took place on such date, it would require the issuance of 3,166,781 shares of Common Stock. The Company has agreed to register with the Securities and Exchange Commission (the “SEC”) for resale the shares of Common Stock issuable upon conversion of the Bridge Loan.

What are the terms of the Series B Exchange?

The Company will issue an aggregate of 2,200,000 shares of Common Stock to the Series B Holders in exchange for all of the outstanding shares of the Company’s Series B Preferred Stock. By accepting 2,200,000 shares of Common Stock for the $22.0 million initial stated amount of Series B Preferred Stock, the Series B Holders will effectively be converting the shares at a price of $10 per share and will be waiving all accrued and unpaid dividends on the Series B Preferred Stock, relieving the Company of its obligation to pay such dividends. The Series B Preferred Stock is currently convertible at the option of the holder at a conversion price of $20 per share. The Company has agreed to register with the SEC for resale the shares of Common Stock issuable in connection with the Series B Exchange.

What are the terms of the Current Obligation Exchange transaction?

The Company will issue to the Price Group shares of Common Stock, valued for such purpose at a price of $8 per share, as the repayment in full of all unpaid principal and accrued interest on up to $15.0 million provided to the Company by the Price Group through a vendor financing facilitation arrangement and the initial payment and all accrued interest on a $5.0 million deposit with respect to the purchase of a parcel of real property in Santiago, Dominican Republic, both previously extended to the Company by the Price Group. The Company expects the principal amount of the vendor financing to be $14.9 million at the time of the exchange. The Company has agreed to register with the SEC for resale the shares of Common Stock issuable in connection with the Current Obligation Exchange.

Assuming the Current Obligation Exchange takes place on October 31, 2004, the Company will owe an aggregate of $905,094 of accrued and unpaid interest on the vendor financing arrangement and the deposit; therefore, if the exchange took place on such date, it would require the issuance of 2,602,571 shares of Common Stock.

What are the terms of Rights Offering?

The Company will distribute rights to all stockholders of record as of a date following the Special Meeting (the “Rights Offering Record Date”) allowing such stockholders to purchase: (i) for a period of one month, 1.5 shares of Common Stock for each share of Common Stock they own as of the Rights Offering Record Date at a price of $7 per share (the “$7 Right”); and (ii) for a period of eleven months beginning after the one month period referred to in part (i) above expires, 1.5 shares of Common Stock for each share of Common Stock they own as of the Rights Offering Record Date at a price of $8 per share (the “$8 Right”). The $7 Right and the $8 Right will comprise a single unit (the “Rights Unit”) and may not be traded separately from one another. If a stockholder exercises a $7 Right, the related $8 Right will be canceled. Therefore, in total, stockholders will only receive sufficient rights to enable them to purchase 1.5 shares of Common Stock for each share they own, regardless of when they exercise their rights. The Company expects the Rights Units to be transferable separately from the Common Stock and expects the Right Units to be listed and traded on the Nasdaq National Market. The Price Group, the Sol and Helen Price Trust and the Robert and Allison Price Trust 1/10/75 have agreed that they will not exercise (and will not convey to any other person or entity) any rights they may receive on shares of Common Stock to be issued to them pursuant to the Private Placement, the Series B Exchange and the Current Obligation Exchange. The Sol and Helen Price Trust has agreed that it will not exercise (and will not convey) any rights it may receive on shares of Common Stock issued to it pursuant to the Series A Exchange. Such holders will receive rights on shares of Common Stock they currently hold and have not indicated whether they will exercise or transfer such rights.

If upon termination of the $7 Right period referred to above the Company has not received at least $25.0 million in proceeds from the Rights Offering, the Price Group will purchase from the Company the number of shares of Common Stock equal to the shortfall, if any (the “Shortfall”), divided by $8 (the “Rights Offering Purchase”), at a price of $8 per share. Concurrent with this purchase of Common Stock by the Price Group, the Company will grant the Price Group a non-transferable put option giving the Price Group the right, at its election, to require the Company to purchase at any time during the thirty (30) days following the end of the $8 Right period a number of shares equal to the lesser of (i) the dollar amount raised by the Company from the exercise of the $8 Rights, divided by $8, and (ii) the number of shares purchased in the Rights Offering Purchase, in each case at a price of $8 per share. The Company has agreed to register with the SEC for resale the shares of Common Stock issuable in connection with the Rights Offering Purchase. If the Rights Offering is 0% subscribed during the $7 Right period, the Rights Offering Purchase will require the issuance of 3,125,000 shares of Common Stock.

What are the terms of the Series A Exchange?

In consideration of the settlement of a federal securities fraud complaint brought on behalf of a proposed class of unaffiliated purchasers and holders of the Company’s Series A Preferred Stock (the “Series A Claims”), and to reduce the impact on the Company’s common stockholders of dividends accruing on the Series A Preferred Stock, the Company will offer to each current unaffiliated holder of Series A Preferred Stock that does not timely request to be excluded from the settlement to exchange shares of Common Stock, valued for such purpose at a price of $10 per share, for all the outstanding shares of Series A Preferred Stock owned by such holder at its initial stated value plus all accrued and unpaid dividends. The Series A Preferred Stock has a conversion price of $37.50 per share and provides for cumulative dividends at a rate of 8% per annum. The Company will also offer to exchange shares of Common Stock, valued for such purpose at a price of $10 per share, for all of the outstanding shares of Series A Preferred Stock at their initial stated value plus all accrued and unpaid dividends owned by the Price Family Charitable Fund, the Price Family Charitable Trust, the Sol and Helen Price Trust and Grupo Gigante, S.A. de C.V., a corporation organized under the laws of the United Mexican States (“Gigante”), provided that such holders agree to trading restrictions for a period of one year on the shares of Common Stock offered in the exchange equivalent to the volume limitations under SEC Rule 144 and such holders execute releases of claims they might otherwise have asserted against the Company arising from the facts forming the basis of the Series A Claims. The volume limitations under SEC Rule 144 provide that the amount of securities sold by an affiliate of an issuer, together with sales by such affiliate of restricted and other securities of the same class within the preceding three months, cannot exceed the greater of: (i) 1% of the shares of the class outstanding as shown by the most recent report or statement published by the issuer; or (ii) the average weekly volume of trading in such securities as reported through the consolidated transaction reporting system during the four calendar weeks preceding the sale. All Common Stock received in Series A Exchange will be eligible for participation in the Rights Offering.

On October 31, 2004, the Company will owe an aggregate of $2.1 million in accrued and unpaid dividends on the Series A Preferred Stock. If all of the Series A Holders elect to participate in the Series A Exchange and the Series A Exchange takes place on October 31, 2004, it would require the issuance of 2,213,735 shares of Common Stock.

What is the purpose of the Rights Offering?

The purposes of the proposed Rights Offering are to provide holders of Common Stock not affiliated with the Company or the Prices an opportunity to further invest in the Company and maintain a portion, if not all, of their proportionate interest in the Company’s Common Stock at a lower price per share than is being offered to the Series B Holders or the Series A Holders and to allow the Company to obtain long-term financing through an equity offering to the Company’s common stockholders.

Why is the Company seeking stockholder approval of the Common Stock Issuances?

Companies with shares listed on the Nasdaq National Market are required to comply with Nasdaq Marketplace Rules. Rule 4350(i)(1)(D) requires Nasdaq-listed companies to obtain stockholder approval prior to the issuance of common stock, or securities convertible or exercisable for common stock, equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance, at a price less than the greater of book or market value of the stock, subject to certain exceptions not applicable to the various elements of the proposed transaction (the “20% Rule”). On September 20, 2004, the Company had 7,339,810 shares of Common Stock outstanding. Each issuance of Common Stock contemplated by the proposed transaction involves an issuance by the Company of greater than 20% of the Common Stock outstanding before such issuance. Further, as of May 31, 2004, the Company’s book value was in excess of $10 per share of Common Stock, which is the highest issuance price contemplated by the proposed transaction. Therefore, the Company is soliciting stockholder approval for each of the issuances of Common Stock contemplated by the proposed transaction to comply with the application of the 20% Rule.

Did the Special Committee obtain an opinion as to the fairness of the proposed transaction to unaffiliated stockholders?

The special committee of the Board, consisting of directors who are not officers or employees of the Company and who are not affiliated with the Series B Holders or the Series A Holders (the “Special Committee”) retained the services of a financial advisor, American Appraisal Associates, Inc. (“American Appraisal”). American Appraisal has delivered a written opinion to the Special Committee as to the fairness, from a financial point of view, to the Company’s unaffiliated holders of Common Stock of the proposed transaction. The full text of American Appraisal’s written opinion is attached to this Proxy Statement as Annex A. The Company encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. American Appraisal’s opinion is directed to the Special Committee and does not constitute a recommendation to any stockholder as to any matter relating to the proposed transaction.

How were the exchange values calculated?

After discussions with the Company’s management about the Company’s financial condition and long-term operating goals and after a consideration of what would be fair to the Company and its unaffiliated stockholders, representatives of the Price Group and the other Series B Holders proposed the value to be ascribed to the

Company’s Common Stock for purposes of the Private Placement, the Series B Exchange and the Current Obligation Exchange. Such representatives also proposed the prices per share for the Rights Offering, the Rights Offering Issuance and the exercise price of the put option that would be granted in connection with the Rights Offering Purchase, if any. The deemed values for the Common Stock were greater than its market price at the time the initial proposals were made to the Company. The deemed exchange value for the Common Stock as used in the Series A Exchange was separately negotiated by counsel to the Company and the Series A Plaintiffs. These exchange values were estimates only and there can be no assurance that the Common Stock will attain, or maintain for any period of time, a market price approaching such estimate in the future.

As indicated above, American Appraisal has delivered a written opinion to the Special Committee as to the fairness, from a financial point of view, to the Company’s unaffiliated holders of Common Stock and Series A Preferred Stock of the proposed transaction.

What conflicts of interest do the Company’s directors and officers have in the proposed transaction?

In considering the recommendation of the Board, stockholders should be aware that Directors Robert E. Price, James F. Cahill, Murray L. Galinson, Jack McGrory and Angel Losada M., as a result of their relationships with the Series B Holders and the Series A Holders, have relationships or interests in the proposed transaction that are different from the interests of other stockholders and that may present actual or potential conflicts of interests. As a result of the Private Placement, the Current Obligation Exchange, the Series B Exchange, the Series A Exchange and the potential Rights Offering Issuance, these directors may increase their proportionate ownership in the Company’s Common Stock relative to other stockholders and will participate in Common Stock issuances unavailable to other stockholders, which are benefits from the proposed transaction not shared on a pro rata basis by all stockholders.

The issuances of Common Stock associated with the Private Placement, the Series B Exchange, the Current Obligation Exchange and the Series A Exchange will result in the Prices obtaining beneficial ownership of greater than 50% of the Company’s outstanding Common Stock. The following table reflects the dilution of the Prices’ ownership through the Rights Offering assuming different levels of stockholder participation in the Rights Offering. The table assumes each stockholder will subscribe in the Rights Offering proportionately to the overall level of subscription, meaning that if the Rights Offering is 50% subscribed, each individual stockholder will exercise 50% of his, her or its rights. This table also assumes that the Prices will not exercise any rights granted to them pursuant to the Rights Offering. However, the Prices have not agreed to waive, and may exercise, any rights granted to them pursuant to the Rights Offering on an aggregate of 3,566,668 shares.

	Stockholder Subscription of the Rights Offering
	50% Subscribed	25% Subscribed	0% Subscribed
Prices’ Beneficial Ownership of Common Stock*	40%	47%	61%

*	Robert E. Price and Sol Price have notified the company that the Price Family Charitable Fund intends to donate all shares of the Company’s capital stock it owns to a charitable organization. This disposition will occur before the expiration of the Rights Offering period. Therefore, all shares of Common Stock beneficially owned by the Prices that are held by this fund have been omitted from the calculations in this table.

As illustrated above, the Prices will be the beneficial owners of greater than 50% of the Company’s Common Stock immediately prior to the Rights Offering and depending on the extent to which the Rights Offering is subscribed by the Company’s common stockholders, may continue to be the beneficial owners of greater than 50% of the Company’s Common Stock following the Rights Offering.

Other than as described above and payments made to directors and officers in their capacities as such, no payments or benefits will be paid to the Company’s directors or officers as a result of the proposed transaction.

Has the Company been advised that any of its stockholders intend to vote in favor of the proposed transaction?

The Price Group and the other Series B Holders have agreed to enter into a voting agreement with the Company pursuant to which such entities will (i) vote in favor of all of the proposals relating to the proposed transaction and (ii) deliver irrevocable proxies in favor of such proposals. The Series B Holders beneficially own 27.0% of the Company’s Common Stock. The Series B Holders additionally own approximately 5.5% of the Company’s outstanding shares of Series A Preferred Stock, which is convertible, at the holder’s option, into less than 1% of the Company’s outstanding Common Stock, and the Series B Holders also beneficially own all of the Company’s outstanding Series B Preferred Stock, which is convertible, at the holder’s option, into approximately 13.8% of the Company’s outstanding Common Stock. The Company’s Preferred Stock does not have voting rights with respect to the proposals at the Special Meeting.

Additionally, the Company has been advised that PSC, S.A., which controls an aggregate of 10.3% of the voting power of the Company, intends to vote in favor of each of the proposals. Director Edgar A. Zurcher is a director and 9.1% shareholder of PSC, S.A.

Will I have appraisal rights as a result of the proposed transaction?

Under Delaware law as well as the Company’s Certificate and Amended and Restated Bylaws, stockholders are not entitled to dissenters’ rights of appraisal with respect to the proposals.

Are any regulatory approvals required in connection with the proposed transaction?

The Company is not aware of any federal or state regulatory approvals that must be obtained in connection with the proposed transaction, except the expiration of the waiting period with respect to the acquisition of securities by the Price Group under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

What are the principal trading markets of the Company’s capital stock?

The Common Stock is currently traded on the Nasdaq National Market under the symbol “PSMT.” Neither of the Company’s Series A Preferred Stock or the Series B Preferred Stock is listed on a trading market.

How will the Company use the funds received from the proposed transaction?

To date, the Company has used the proceeds from the Bridge Loan to purchase a $10.2 million loan extended to the Company’s Philippines subsidiary by the IFC to fund operations in the Philippines (the “IFC Philippines Loan”) and to repay a $4.1 million loan extended to the Company’s Costa Rica subsidiary by the Overseas Private Investment Corporation (the “OPIC Costa Rica Loan”). In addition, the Company plans to use $17.0 million to acquire and increase merchandise inventories (particularly U.S. sourced merchandise) for the Company’s 26 warehouse club locations and to use $4.4 million for principal payments on loans extended to the Company by creditors other than the IFC or OPIC. The remaining proceeds received from the proposed transaction will be used to support other working capital requirements of the Company. Upon the purchase of the IFC Philippines Loan by the Company, such loan has become an inter-company loan between the Company and its Philippines subsidiary on the same terms as were applicable under the IFC Philippines Loan and has been eliminated on the Company’s consolidated balance sheet. The purchase of the IFC Philippines Loan and the repayment of the OPIC Costa Rica Loan released for the Company’s use $6.7 million of cash held as partial collateral to secure such loans known as “restricted cash.”

What agreements have been made between the IFC and the Company?

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2004, the Company has entered into a Letter of Understanding, dated as of September 15, 2004, among the Company, the Price Group, PSMT Caribe, Inc., a British Virgin Islands corporation and wholly owned subsidiary of the

Company (“PSMT Caribe”), PSMT Trinidad/Tobago Limited, a company organized and existing under the laws of the Republic of Trinidad and Tobago and subsidiary of the Company (“PSMT Trinidad”), PSMT Philippines, Inc., a Filipino corporation and subsidiary of the Company (“PSMT Philippines”) and the IFC to modify the terms of its loan agreements with the Company. Along with the purchase of the IFC Philippines Loan, the Company will grant the IFC a warrant to purchase 400,000 shares of Common Stock at a price of $7 per share (the “IFC Warrant”). If the IFC has not exercised the IFC Warrant with respect to one-half of such shares by November 30, 2004, the IFC Warrant will automatically be exercised with respect to one-half of such shares on such date. Payment of the exercise price will be made by reducing the principal amount of one of the loans extended to the Company by the IFC, other than the IFC Philippines Loan, on a dollar-for-dollar basis. The balance of the IFC Warrant may be exercised within one year from the date of issuance in the same manner. The Price Group will grant the IFC a put option on 300,000 shares of Common Stock it currently holds at a strike price of $12, exercisable between November 30, 2005 and November 30, 2006. In consideration of the Company’s entering into the proposed transaction, the purchase of the IFC Philippines Loan and the issuances of the IFC Warrant and the put option, the IFC has assigned to the Company the collateral for the IFC Philippines Loan and has agreed to (i) eliminate prepayment penalties on all loans made by the IFC to the Company, including prepayment penalties associated with the purchase of the IFC Philippines Loan, and (ii) reduce the carrying costs on one of the loans extended to the Company by the IFC by eliminating its right to a percentage of the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Where and when is the Special Meeting being held?

The Special Meeting will be held at the Company’s headquarters, 9740 Scranton Road, San Diego, California 92121-1745 on                     , at 10:00 a.m., Pacific time.

What is the purpose of the Special Meeting?

The Special Meeting is being held to consider and vote upon:

•	a private placement of up to 3,187,329 shares of Common Stock, at a price of $8 per share, to the Price Group to be funded through the conversion of the Bridge Loan, together with accrued and unpaid interest, extended to the Company by the Price Group in August 2004;

•	an issuance of an aggregate of 2,200,000 shares of Common Stock to the Series B Holders in exchange for all of the outstanding shares of the Company’s Series B Preferred Stock;

•	an issuance of up to 2,625,070 shares Common Stock, valued for such purpose at a price of $8 per share, to the Price Group in exchange for up to $20.0 million of current obligations, plus accrued and unpaid interest, owed by the Company to the Price Group;

•	an issuance of up to 15,791,477 shares of Common Stock in connection with a rights offering pursuant to rights to be distributed to the holders of outstanding shares of Common Stock;

•	an issuance of up to 3,125,000 shares of Common Stock, at a price of $8 per share, to the Price Group in connection with the Rights Offering;

•	an issuance of up to 2,226,886 shares of Common Stock associated with an offer to exchange Common Stock, valued for such purpose at a price of $10 per share, to the Series A Holders in exchange for all of the outstanding shares of the Company’s Series A Preferred Stock at its initial stated value of $20.0 million plus all accrued and unpaid dividends;

•	an amendment to the Certificate to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares; and

•	such other business as may be properly brought before the Special Meeting or any adjournment thereof.

The Board knows of no other business that will be presented for consideration at the Special Meeting. However, if any matters are properly presented at the Special Meeting or any adjournment or postponement of the Special Meeting, the proxy holders will be granted discretionary authority with respect to any such matter.

Who is entitled to vote at the Special Meeting?

All holders of record of shares of Common Stock as of the close of business on September 20, 2004, the record date fixed by the Special Committee (the “Record Date”), will be entitled to receive notice of and to vote at the Special Meeting.

As of the Record Date, there were 7,339,810 shares of Common Stock issued, outstanding and entitled to be voted at the Special Meeting.

How many votes do I have?

Each share of Common Stock is entitled to one vote per share on all matters to be voted upon at the Special Meeting.

How do I vote by Proxy?

If you complete and properly sign the accompanying proxy card and return it to the Company or if you provide voting instructions for your shares by telephone or via the Internet, and if it is received in time and not revoked, it will be voted at the Special Meeting in accordance with the instructions indicated in such Proxy. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card at that time or vote in person. If your shares of Common Stock are held in “street name” and you wish to vote at the meeting, you must obtain a proxy card from the broker, bank or other nominee that holds your shares. If no instructions are indicated on a proxy card returned to the Company, the shares represented by that Proxy will be voted “FOR” the issuance of Common Stock associated with the Private Placement, “FOR” the issuance of Common Stock associated with the Series B Exchange, “FOR” the issuance of Common Stock associated with the Current Obligation Exchange, “FOR” the issuance of Common Stock associated with the Rights Offering, “FOR” the issuance of Common Stock associated with the Rights Offering Purchase, “FOR” the issuance of Common Stock associated with the Series A Exchange, “FOR” the Amendment as described in this Proxy Statement and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting or any adjournment or postponement thereof. No Proxy voted against the Private Placement, the Series B Exchange, the Current Obligation Exchange, the Rights Offering, the Rights Offering Purchase, the Series A Exchange or the Amendment will be voted in favor of any adjournment or postponement of the meeting.

Can I vote in person at the Special Meeting?

If you plan to attend the Special Meeting and vote in person, you will receive a ballot when you arrive. If your shares are held in the name of a broker, bank or other nominee, you must follow instructions received from that broker, bank or nominee with this Proxy Statement in order to vote at the Special Meeting or to change your vote.

Can I revoke my vote after I return my proxy card?

Yes. If you are a registered holder, you may revoke your Proxy at any time prior to its exercise at the Special Meeting by:

•	filing with the Secretary of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the Proxy being revoked;

•	duly executing a later-dated Proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Special Meeting; or

•	attending and voting in person at the Special Meeting.

All written notices of revocation or other communications with respect to revocation of Proxies should be sent to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121-1745, Attention: Secretary, or hand delivered to the Secretary of Company at or before the taking of the vote at the Special Meeting.

If your shares are held in the name of a broker, bank or other nominee, you must follow instructions received from such broker, bank or nominee with this Proxy Statement in order to revoke your vote or to vote at the Special Meeting.

What constitutes a quorum?

Holders of a majority of the outstanding Common Stock, present in person or represented by Proxy, will constitute a quorum. Proxies received but marked as abstentions or “broker non-votes” (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be included in the calculation of the number of shares present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists.

What are the recommendations of the Board and the Special Committee?

After careful consideration and after receiving a written opinion addressed to the Special Committee from American Appraisal as to the fairness, from a financial point of view, to the Company’s unaffiliated holders of Common Stock of the proposed transaction, the Special Committee determined that Common Stock Issuances are advisable to the Company’s holders of Common Stock and directed that they be submitted to the Company’s holders of Common Stock for their approval. The Board has determined that the Amendment is advisable to the Company’s holders of Common Stock and directed that it be submitted to the Company’s holders of Common Stock for their approval. The Board and the Special Committee’s recommendations are set forth together with a description of each proposal in this Proxy Statement. In summary, the Special Committee recommends that you vote:

•	FOR approval of the issuance of shares of Common Stock associated with the Private Placement (page ),

•	FOR approval of the issuance of $22.0 million of Common Stock associated with the Series B Exchange (page ),

•	FOR approval of the issuance of shares of Common Stock associated with the Current Obligation Exchange (page ),

•	FOR approval of the issuance of shares of Common Stock associated with the Rights Offering (page ),

•	FOR approval of the issuance of shares of Common Stock associated with the Rights Offering Purchase (page ), and

•	FOR approval of the issuance of shares of Common Stock associated with the Series A Exchange (page ).

The Board recommends that you vote:

•	FOR approval of the Amendment (page ).

What happens if one or more of the proposals is not approved by the Company’s stockholders?

Approval of each of the Common Stock Issuances and the Amendment is conditioned on stockholder approval of all of the Common Stock Issuances and the Amendment. Accordingly, if stockholders fail to approve any of the Common Stock Issuances or the Amendment, then neither the Company nor the Series B Holders will be obligated to proceed with the Common Stock Issuances or the Amendment or any transaction related to the Common Stock Issuances or the Amendment.

What vote is required to approve the proposed transaction?

Approval of each of the Common Stock Issuances requires the affirmative vote of a majority of the total votes cast on each such proposal; abstentions and “broker non-votes” are not counted as votes cast on the proposals. Approval of the Amendment requires the affirmative vote of a majority of the outstanding Common Stock. As a result, abstentions and “broker non-votes” will have the same effect as a vote cast against the Amendment. Any unmarked Proxies, including those submitted by brokers or nominees, will be voted in favor of each of the Common Stock Issuances and will be voted in favor of the Amendment. Holders of shares of the Company’s Preferred Stock will not be entitled to vote on the proposals.

What does it mean if I get more than one proxy card?

You should vote on each proxy card you receive. You will receive separate proxy cards for all shares you hold in different ways, such as jointly with another person or in trust, or in different brokerage accounts. If you hold shares in a stock brokerage account, you will receive a proxy card or information about other methods of voting from each broker, and you must send your vote to your broker according to the broker’s instructions.

Who will count the votes?

Votes cast by Proxy or in person at the Special Meeting will be counted by the person approved by the Company to act as Inspector of Election for the Special Meeting.

How will the costs of soliciting Proxies be paid and in what manner will Proxies be solicited?

The Company will pay all of the costs associated with soliciting the Proxies, including the cost of preparing, assembling and mailing the Notice of Special Meeting, Proxy Statement and Proxy. In addition to soliciting Proxies by mail, the Company’s officers, directors and other regular employees, without additional compensation, may solicit Proxies personally or by telephone or facsimile. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals. The Company will reimburse such persons’ out-of-pocket expenses.

How can I as a stockholder arrange for a proposal to be included in the Company’s proxy statement for the next annual meeting?

A proposal to be considered for inclusion in the Company’s proxy statement for the next annual meeting must have been received by the Secretary of the Company by August 26, 2004 to have been considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. A stockholder proposal submitted after November 9, 2004 will not be considered timely. Holders of Proxies which expressly confer discretionary authority may vote for or against an untimely proposal.

THE PROPOSED TRANSACTION

The Board is soliciting the enclosed Proxy for use at the Special Meeting and at any adjournments thereof. You can submit your Proxy by mail or you may provide voting instructions for your shares by telephone or via the Internet. Instructions for voting by telephone, by using the Internet or by mail are described on the enclosed Proxy. Unless contrary instructions are indicated on the Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the:

1. private placement of up to 3,187,329 shares of Common Stock, at a price of $8 per share, to the Price Group to be funded through the conversion of the Bridge Loan, together with accrued and unpaid interest, extended to the Company by the Price Group in August 2004,

2. issuance of an aggregate of 2,200,000 shares of Common Stock to the Series B Holders in exchange for all of the outstanding shares of the Company’s Series B Preferred Stock,

3. issuance of up to 2,625,070 shares Common Stock, valued for such purpose at a price of $8 per share, to the Price Group in exchange for up to $20.0 million of current obligations, plus accrued and unpaid interest, owed by the Company to the Price Group,

4. issuance of up to 15,791,477 shares of Common Stock in connection with a rights offering pursuant to rights to be distributed to the holders of outstanding shares of Common Stock,

5. issuance of up to 3,125,000 shares of Common Stock, at a price of $8 per share, to the Price Group in connection with the Rights Offering,

6. issuance of up to 2,226,886 shares of Common Stock associated with an offer to exchange Common Stock, valued for such purpose at a price of $10 per share, to the Series A Holders in exchange for all of the outstanding shares of the Company’s Series A Preferred Stock at its initial stated value of $20.0 million plus all accrued and unpaid dividends, and

7. amendment to the Certificate to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares.

Approval of each of the Common Stock Issuances and the Amendment is conditioned on stockholder approval of all of the Common Stock Issuances and the Amendment. Accordingly, if stockholders fail to approve any of the Common Stock Issuances or the Amendment, then neither the Company nor the Series B Holders will be obligated to proceed with the Common Stock Issuances, the Amendment or any transaction related to the Common Stock Issuances or the Amendment. As to any other business which may properly come before the Special Meeting and be submitted to a vote of the stockholders, Proxies received by the Board will be voted in accordance with the best judgment of the holders thereof.

A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Special Meeting, by executing a later Proxy or by attending the Special Meeting and voting in person.

The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, facsimile or e-mail, by officers, directors and other employees of the Company. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent Proxy material to, and obtain Proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

The Company’s mailing address is 9740 Scranton Road, San Diego, California 92121-1745.

Voting

Stockholders of record at the close of business on September 20, 2004 will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

As of September 20, 2004, 7,339,810 shares of Common Stock were outstanding, representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

Votes cast by Proxy or in person at the Special Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Special Meeting. Holders of a majority of the outstanding Common Stock, present in person or represented by Proxy, will constitute a quorum. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Approval of each of the Common Stock Issuances requires the affirmative vote of a majority of the total votes cast on each such proposal; abstentions and “broker non-votes” are not counted as votes cast on the proposals. Approval of the Amendment requires the affirmative vote of a majority of the outstanding Common Stock. As a result, abstentions and “broker non-votes” will have the same effect as a vote cast against the Amendment. Any unmarked Proxies, including those submitted by brokers or nominees, will be voted in favor of each of the Common Stock Issuances and will be voted in favor of the Amendment. Holders of shares of the Company’s Preferred Stock will not be entitled to vote on the proposals.

No Dissenters’ Rights

Under Delaware law as well as the Company’s Certificate and Amended and Restated Bylaws, stockholders are not entitled to dissenters’ rights of appraisal with respect to the proposals.

Summary of the Transaction/Overview

In order to achieve its operating goals, the Company needs to improve its financial condition and liquidity position. During the past year, the Company has relied upon various funding sources, primarily from the Prices. This has included the Vendor Financing, the Deposit and the Put Option (each as defined below). This funding, while adequate to sustain the Company during this past year, does not provide a long-term solution to the Company’s needs for capital. As such, the Company needs a more comprehensive refinancing plan. The Company believes that the proposed transaction, as described in this Proxy Statement, offers a strategic solution to improve the Company’s ratio of debt to equity, providing the Company with greater flexibility to obtain vendor financing and to achieve its long-term operating goals.

During the past year, the Company has been considering various ways to gain access to additional sources of permanent financing, including the sale of equity securities, in an effort to strengthen its financial position. Further, the Company has recognized the need to improve its ratio of assets to liabilities and reduce interest expense and the impact of cumulative preferred stock dividends on its net income (loss) available to common stockholders. In July 2004, representatives of the Price Group, a significant stockholder of the Company, presented to the Company a plan designed to (i) address the Company’s needs for additional capital; (ii) improve its balance sheet, particularly its ratio of current assets to current liabilities known as the “current ratio,” a measure often used in evaluating a company’s financial health; and (iii) improve its profitability by reducing its obligations to pay interest on debt and to pay or accrue dividends on its Preferred Stock. The Company believes increasing its cash, reducing debt and improving its current ratio will enhance its ability to purchase merchandise from vendors on more favorable terms.

The proposed transaction includes the following elements:

•	a private placement of Common Stock, at a price of $8 per share, to the Price Group to be funded through the conversion of the Bridge Loan, together with accrued and unpaid interest, made by the Price Group to the Company on August 31, 2004;

•	the exchange by the Series B Holders of 2,200,000 shares of Common Stock for all of the Company’s outstanding Series B Preferred Stock, which had an initial stated amount, before accrued and unpaid dividends, of $22.0 million;

•	the exchange of Common Stock, valued for such purpose at a price of $8 per share, for up to $20.0 million of current obligations, together with accrued and unpaid interest thereon, owed by the Company to the Price Group;

•	a rights offering in which all stockholders of the Company will receive one right for each share of Common Stock they own to purchase, for a period of twelve months, 1.5 shares of Common Stock at $7 per share and one right for each share of Common Stock they own to purchase, for a period of eleven months, 1.5 shares of Common Stock at a price of $8 per share;

•	a purchase of Common Stock by the Price Group, at a price of $8 per share, in order to ensure that the Company receives at least $25.0 million in proceeds from the Rights Offering;

•	the offer to the Series A Holders to exchange shares of Common Stock, valued for such purpose at a price of $10 per share, for all of the Company’s outstanding Series A Preferred Stock at its initial stated value of $20.0 million plus all accrued and unpaid dividends thereon; and

•	an amendment to the Certificate to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares (each of these elements combined, the “Transaction”).

To date, the Company has used the proceeds from the Bridge Loan to purchase a $10.2 million loan extended to the Company’s Philippines subsidiary by the IFC to fund operations in the Philippines and to repay a $4.1 million loan extended to the Company’s Costa Rica subsidiary by the Overseas Private Investment Corporation. In addition, the Company plans to use $17.0 million to acquire and increase merchandise inventories (particularly U.S. sourced merchandise) for the Company’s 26 warehouse club locations and to use $4.4 million for principal payments on loans extended to the Company by creditors other than the IFC or OPIC. The remaining proceeds received from the Transaction will be used to support other working capital requirements of the Company. Upon the purchase of the IFC Philippines Loan by the Company, such loan has become an inter-company loan between the Company and its Philippines subsidiary on the same terms as were applicable under the IFC Philippines Loan and has been eliminated on the Company’s consolidated balance sheet. The purchase of the IFC Philippines Loan and the repayment of the OPIC Costa Rica Loan released for the Company’s use $6.7 million of cash held as partial collateral to secure such loans known as “restricted cash.”

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2004, the Company has entered into a Letter of Understanding, dated as of September 15, 2004, among the Company, the Price Group, PSMT Caribe, PSMT Trinidad, PSMT Philippines and the IFC to modify the terms of its loan agreements with the Company. Along with the purchase of the IFC Philippines Loan, the Company will grant the IFC a warrant to purchase 400,000 shares of Common Stock at a price of $7 per share. If the IFC has not exercised the IFC Warrant with respect to one-half of such shares by November 30, 2004, the IFC Warrant will automatically be exercised with respect to one-half of such shares on such date. Payment of the exercise price will be made by reducing the principal amount of one of the loans extended to the Company by the IFC, other than the IFC Philippines Loan, on a dollar-for-dollar basis. The balance of the IFC Warrant may be exercised within one year from the date of issuance in the same manner. The Price Group will grant the IFC a put option on 300,000 shares of Common Stock it currently holds at a strike price of $12, exercisable between November 30, 2005 and November 30, 2006. In consideration of the Company’s entering into the Transaction, the purchase of the IFC Philippines Loan and the issuances of the IFC Warrant and the put option, the IFC has assigned to the Company the collateral for the IFC Philippines Loan and has agreed to (i) eliminate prepayment penalties on all loans made by the IFC to the Company, including prepayment penalties associated with the purchase of the IFC Philippines Loan, and (ii) reduce the carrying costs on one of the loans extended to the Company by the IFC by eliminating its right to a percentage of the Company’s EBITDA.

Short-Term Financing Provided by the Price Family

Vendor Financing. In February 2004, the Company entered into an agreement with the Price Group which provided the Company with up to $10.0 million of purchase order financing. The Price Group entered into this vendor financing arrangement to provide the Company a mechanism (the “Purchase Order Fund”) for the Company to acquire merchandise from certain vendors that were either unwilling to extend standard credit terms and/or would provide a substantial discount if the Company would pay for merchandise in cash. Under the vendor financing arrangement, the Company would place a purchase order with a vendor and pay the vendor in cash for the order prior to the shipment of goods to the Company with proceeds from the Purchase Order Fund. The Company would then have a liability to repay the Purchase Order Fund in an amount equal to the purchase price of the order plus accrued interest at a rate of 1% per month. To the extent that prepayment for the goods resulted in a net discount from the vendor in excess of 1% (a condition placed on the Company by its Audit Committee in establishing the vendor financing arrangement with the Price Group) and the Company repaid the Purchase Order Fund within 30 days of accessing proceeds from such fund, the Company would benefit from a reduced cost for its merchandise. Recently, the Company has not been able to repay amounts that it has accessed from the Purchase Order Fund within 30 days and has been accruing interest on all such amounts that are currently outstanding.

Directors Robert E. Price, James F. Cahill, Murray L. Galinson and Jack McGrory are managers of the Price Group and collectively own more than 80% of that entity. This agreement allows the Price Group to place a lien on merchandise inventories in the United States as security for such financing. In July 2004 this agreement was modified to provide: (i) for an additional $5.0 million (for a total of $15.0 million) of purchase order financing; and (ii) for additional security for such additional financing, consisting of a pledge of the Company’s shares of PriceSmart Real Estate Panama, S.A. As of September 1, 2004, approximately $14.9 million was owed under this agreement (the “Vendor Financing”).

The Deposit. In May 2004, the Company entered into an agreement with the Price Group to sell the real estate and improvements owned by the Company in Santiago, Dominican Republic. The purchase price was to be the fair market value of the property and improvements as determined by an independent appraiser. Under the terms of the agreement, the Price Group made an initial payment of $5.0 million during the third quarter of fiscal 2004, with the balance to be paid upon closing. If the closing did not occur for any reason, the Company would be required to return the initial payment to the Price Group (plus accrued interest at the rate of 8% per annum) (the “Deposit”). The agreement contains several contingencies, including the right of each party to terminate the agreement after receipt of the final appraisal report, and the approval by the Board of the final terms of the agreement. The real estate purchase agreement was to terminate on August 31, 2004; however, on August 30, 2004 it was extended for an additional 90 days as described below. Subject to stockholder approval of the Transaction, the Company will issue shares of Common Stock to the Price Group in satisfaction of its obligation to repay the Deposit, and the parties will terminate the real estate purchase agreement.

Put Option Agreement. On December 15, 2003, the Company entered into an agreement with the Sol and Helen Price Trust, a trust affiliated with Sol Price, giving the Company the right to sell all or a portion of specified real property to the Trust at any time on or prior to August 31, 2004 at a price equal to the Company’s net book value for the respective properties and upon other commercially reasonable terms (the “Put Option”). The specified real property covers both the land and building at nine warehouse club locations. As of August 31, 2003, the net book value of this real property was approximately $54.8 million with approximately $33.1 million of encumbrances. Under the terms of the agreement, the Company would have the option, but not the obligation, to lease back one or more warehouse club buildings at an annual lease rate equal to 9% of the selling price for the building and upon other commercially reasonable terms. As described in the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2004, the Board approved a 90-day extension on each of the Deposit and the Put Option (the “Extensions”) notwithstanding certain directors’ conflict of interest and waived inconsistencies with the Company’s Code of Business Conduct and Ethics (the “Code”) as they relate to the Extensions. In addition, on August 30, 2004, the Audit Committee of the Board approved the Extensions notwithstanding the related-party nature of the transactions.

Effect of the Short-Term Financings. The Company requires cash to fund its operational needs and to service its outstanding debt. Absent the short-term financing arrangements provided by the Prices (as described above), the Company may have been forced to significantly reduce its purchases of merchandise inventory or withhold payments to its vendors or other creditors. These actions would have had a detrimental affect on the Company’s ability to conduct its business, including the potential that such actions might have resulted in the Company’s having to file for bankruptcy protection, which could have rendered an investment in the Company’s Common Stock worthless. During the past year, with the help of these short-term financing arrangements, the Company was able to purchase sufficient quantities of merchandise inventory to maintain its operations and to satisfy all of its debt obligations. The Company believes that the Transaction, if approved, will allow the Company to become less dependent on such short-term financing arrangements provided by the Prices and allow management to focus more of its time on achieving the Company’s future operating goals.

Additional Capital

The Need for Additional Capital. As stated above, the Company has for some time been exploring different means to access additional capital. As of May 31, 2004, the Company had a working capital deficit of $30.1 million, compared to a working capital deficit of $12.0 million as of August 31, 2003. Among other things, this decrease of $18.1 million in net working capital over the first three fiscal quarters is attributable to a decrease in cash of $8.2 million.

The Company’s Current Ratio. As a result of the Company’s financial position, including its poor current ratio, a number of the Company’s vendors have either reduced the Company’s credit limits or no longer extend vendor financing to the Company at all, requiring cash on delivery for all purchases. To alleviate the burden of advance payment, the Company entered into the Vendor Financing arrangement. In order to improve the

Company’s ability to obtain vendor financing in the future, the Company believes that its financial position, including its current ratio, needs to be improved.

Further, under the terms of debt agreements to which the Company and/or one or more of its wholly owned or majority owned subsidiaries are parties, the Company must comply with specified financial maintenance ratios, which include, among others, the current ratio. As of May 31, 2004, the Company was not in compliance with a current ratio covenant for a $5.0 million note (which has since been repaid), for which the Company requested and received a written waiver of its noncompliance.

If the Company fails to comply with the covenants governing its indebtedness, including, but not limited to, financial maintenance ratios, its lenders may elect to accelerate the Company’s indebtedness and foreclose on the collateral pledged to secure the indebtedness. In addition, if the Company fails to comply with the covenants governing its indebtedness, the Company may need additional financing in order to service or extinguish the indebtedness. Some of the Company’s vendors continue to extend trade credit to the Company. If these vendors reduce credit to the Company or require prepayment for products, the Company’s cash requirements and financing needs may increase further. There is no guarantee that the Company will be able to obtain financing or refinancing on terms that are acceptable to the Company, or at all.

The Company, through its majority or wholly owned subsidiaries, has short-term borrowings through 13 separate facilities with third-party banks. Each of these facilities expires during the year and typically is renewed. These facilities are renewed based upon the financial condition of the Company as evaluated by the individual bank providing that facility and there can be no certainty that any of these facilities will be renewed at the time of their expiration. Failure to obtain such on-going short-term financing would negatively impact the Company’s cash position and its ability to adequately fund its operations.

The Private Placement. To address these capital needs, if stockholder approval is obtained, the Company will make a private placement of shares of its Common Stock to the Price Group to be funded through the conversion of the Bridge Loan, extended to the Company by the Price Group on August 31, 2004. The Bridge Loan bears interest at 8% per annum and has a term of two years. Upon conversion, the entire principal amount of the Bridge Loan, together with accrued and unpaid interest, will be converted into Common Stock at a price of $8 per share. Assuming conversion of the Bridge Loan takes place on October 31, 2004, the Company will owe an aggregate of $334,247 of accrued and unpaid interest on the Bridge Loan; therefore, if the conversion took place on such date, it would require the issuance of 3,166,781 shares of Common Stock. The Company has agreed to register with the SEC for resale the shares of Common Stock issuable upon conversion of the Bridge Loan.

The Rights Offering. To provide the Company with additional needed capital and to provide holders of Common Stock not affiliated with the Company or the Prices an opportunity to further invest in the Company and maintain a portion, if not all, of their proportionate interest in the Company’s Common Stock, the Transaction contemplates a rights offering in which the Company will distribute rights to all stockholders of record as of the Rights Offering Record Date allowing such stockholders to purchase: (i) for a period of one month, 1.5 shares of Common Stock for each share of Common Stock they own as of the Rights Offering Record Date at a price of $7 per share; and (ii) for a period of eleven months beginning after the one month period referred to in part (i) above expires, 1.5 shares of Common Stock for each share of Common Stock they own as of the Rights Offering Record Date at a price of $8 per share. The $7 Right and the $8 Right will comprise a single unit and may not be traded separately from one another. If a stockholder exercises a $7 Right, the related $8 Right will be canceled. Therefore, in total, stockholders will only receive sufficient rights to enable them to purchase 1.5 shares of Common Stock for each share they own, regardless of when they exercise their rights. The Company expects the Rights Units to be transferable separately from the Common Stock and expects the Right Units to be listed and traded on the Nasdaq National Market. The Price Group, the Sol and Helen Price Trust and the Robert and Allison Price Trust 1/10/75 have agreed that they will not exercise (and will not convey to any other person or entity) any rights they may receive on shares of Common Stock to be issued to them pursuant to the Private Placement, the Series B Exchange and the Current Obligation Exchange. The Sol and Helen Price Trust has agreed that it will not exercise (and will not convey) any rights it may receive on shares of Common Stock issued to it pursuant to the Series A Exchange. Such holders will receive rights on shares of Common Stock they currently hold and have not indicated whether they will exercise or transfer such rights.

If upon termination of the $7 Right period referred to above the Company has not received at least $25.0 million in proceeds from the Rights Offering, the Price Group will purchase from the Company the number of shares of Common Stock equal to the Shortfall, divided by $8, at a price of $8 per share. Concurrent with this purchase of Common Stock by the Price Group, the Company will grant the Price Group a non-transferable put option giving the Price Group the right, at its election, to require the Company to purchase at any time during the thirty (30) days following the end of the $8 Right period a number of shares equal to the lesser of (i) the dollar amount raised by the Company from the exercise of the $8 Rights, divided by $8, and (ii) the number of shares purchased in the Rights Offering Purchase, in each case at a price of $8 per share. The Company has agreed to register with the SEC for resale the shares of Common Stock issuable in connection with the Rights Offering Purchase. If the Rights Offering is 0% subscribed during the $7 Right period, the Rights Offering Purchase will require the issuance of 3,125,000 shares of Common Stock.

Improve the Current Ratio

The Transaction will significantly improve the Company’s current ratio in a number of ways, as described in more detail below. The Company believes that by improving its current ratio, a key indicator of the financial health of the Company, it will improve the Company’s creditworthiness, giving the Company more financial flexibility in the future and opportunities to obtain vendor financing and other borrowings on more favorable terms.

Use of Proceeds/Agreement with the IFC. To date, the Company has used the proceeds from the Bridge Loan to purchase a $10.2 million loan extended to the Company’s Philippines subsidiary by the IFC to fund operations in the Philippines and to repay a $4.1 million loan extended to the Company’s Costa Rica subsidiary by the Overseas Private Investment Corporation. In addition, the Company plans to use $17.0 million to acquire and increase merchandise inventories (particularly U.S. sourced merchandise) for the Company’s 26 warehouse club locations and to use $4.4 million for principal payments on loans extended to the Company by creditors other than the IFC or OPIC. The remaining proceeds received from the Transaction will be used to support other working capital requirements of the Company. Upon the purchase of the IFC Philippines Loan by the Company, such loan has become an inter-company loan between the Company and its Philippines subsidiary on the same terms as were applicable under the IFC Philippines Loan and has been eliminated on the Company’s consolidated balance sheet. The purchase of the IFC Philippines Loan and the repayment of the OPIC Costa Rica Loan released for the Company’s use $6.7 million of cash held as partial collateral to secure such loans known as “restricted cash.”

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2004, the Company has entered into a Letter of Understanding, dated as of September 15, 2004, among the Company, the Price Group, PSMT Caribe, PSMT Trinidad, PSMT Philippines and the IFC to modify the terms of its loan agreements with the Company. Along with the purchase of the IFC Philippines Loan, the Company will grant the IFC a warrant to purchase 400,000 shares of Common Stock at a price of $7 per share. If the IFC has not exercised the IFC Warrant with respect to one-half of such shares by November 30, 2004, the IFC Warrant will automatically be exercised with respect to one-half of such shares on such date. Payment of the exercise price will be made by reducing the principal amount of one of the loans extended to the Company by the IFC, other than the IFC Philippines Loan, on a dollar-for-dollar basis. The balance of the IFC Warrant may be exercised within one year from the date of issuance in the same manner. The Price Group will grant the IFC a put option on 300,000 shares of Common Stock it currently holds at a strike price of $12, exercisable between November 30, 2005 and November 30, 2006. In consideration of the Company’s entering into the Transaction, the purchase of the IFC Philippines Loan and the issuances of the IFC Warrant and the put option, the IFC has assigned to the

Company the collateral for the IFC Philippines Loan and has agreed to (i) eliminate prepayment penalties on all loans made by the IFC to the Company, including prepayment penalties associated with the purchase of the IFC Philippines Loan, and (ii) reduce the carrying costs on one of the loans extended to the Company by the IFC by eliminating its right to a percentage of the Company’s EBITDA.

Exchange of Vendor Financing and the Deposit. Subject to stockholder approval, the Company will issue to the Price Group shares of Common Stock, valued for such purpose at a price of $8 per share, as the repayment in full of all unpaid principal and accrued interest on the Vendor Financing and the initial payment and all accrued interest on the Deposit, both previously extended to the Company by the Price Group. The Company expects the principal amount of the Vendor Financing arrangement will be $14.9 million at the time of the exchange. The Company has agreed to register with the SEC for resale the shares of Common Stock issuable in connection with the Current Obligation Exchange.

The elimination of an aggregate of $34.2 million of debt would have a substantial impact on the Company’s balance sheet. The Company’s current ratio will rise from .74 as of May 31, 2004, moving such ratio closer to the industry average, which the Company believes will increase its credit rating, allowing it to obtain vendor financing and other borrowings on more favorable terms.

Reduce Impact of Interest Expense and Cumulative Dividends on Net Income (Loss) Available to Common Stockholders

The Company’s interest expense primarily reflects borrowings by the Company’s majority or wholly owned foreign subsidiaries to finance the capital requirements of new and existing warehouse clubs, and was $10.7 million (net of capitalized interest of $320,000) for fiscal 2003 compared with $9.4 million (net of capitalized interest of $494,000) and $8.0 million (net of capitalized interest of $730,000) in fiscal 2002 and 2001, respectively. The increases in interest expense were primarily a result of increased borrowings by the Company to finance additional warehouse clubs.

The Current Obligation Exchange along with the purchase of the IFC Philippines Loan will have a significant impact on the Company’s net income (loss) through the reduction of interest expense going forward of $2.7 million per year. Also, proceeds from the Transaction will give the Company more available cash, reducing the Company’s dependency on other interest bearing transactions and increasing its interest income.

Exchange of Common Stock for Series B Preferred Stock. Accrued dividends on the Company’s Preferred Stock increased from $1.2 million to $2.5 million in the first nine months of fiscal 2004, compared to the same period in the prior year, primarily due to additional shares of Preferred Stock issued in fiscal 2003. These shares accrue dividends at 8% per annum. While dividends on the Company’s Preferred Stock do not affect net income (loss), they do affect net income (loss) available to holders of Common Stock. Net income (loss) available to holders of Common Stock is equal to net income (loss) minus accrued dividends accrued or paid on the Company’s Preferred Stock. The Transaction provides for the exchange of Common Stock for shares of the Company’s Series B Preferred Stock, which will increase net income (loss) available to holders of Common Stock by eliminating dividends attributable to the Company’s Series B Preferred Stock.

The Company sold 22,000 shares of its Series B Preferred Stock to the Series B Holders for a purchase price of $22.0 million on July 9, 2003. To date, the Company has not paid dividends on the Series B Preferred Stock, and $2.0 million of dividends had accrued through August 31, 2004. A brief comparison of the Series B Preferred Stock compared to the Common Stock is provided below. The Company urges all stockholders to read the Certificate of Designations for the Series B Preferred Stock for a full description. A copy of the Certificate of Designations can be found as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on July 10, 2003. A full description of the Common Stock can be found in Amendment No. 2 to the Company’s Form 10 filed with the SEC on August 13, 1997.

Ranking. With respect to dividend rights and distributions upon the liquidation, winding-up and dissolution of the Company, the Series B Preferred Stock ranks junior to the Company’s Series A Preferred Stock and senior to Common Stock. The Company is restricted from issuing any new securities ranking senior to or on parity with the Series B Preferred Stock without the written consent of the holders of a least a majority of the outstanding shares of Series B Preferred Stock.

Dividends. Cumulative preferential dividends accumulate on shares of Series B Preferred Stock at the rate of 8% of the Liquidation Preference (defined below) per share per annum. Dividends on the Series B Preferred Stock are to be paid quarterly in cash or cumulatively accrue. The Company is not currently paying dividends on the Series B Preferred Stock; therefore, dividends are cumulatively accruing each quarter. Holders of the Series B Preferred Stock are not entitled to any other dividends. No dividends may be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Series B Preferred Stock unless (a) full cumulative and current dividends with respect to the Series A Preferred Stock have been declared and paid, or a sufficient sum set apart for the payment of such dividends has been made; and (b) all dividends for preceding periods have been declared and paid, or a sufficient sum set apart for the payment of such dividends has been made, to the holders of Series B Preferred Stock. Unless full cumulative dividends on all outstanding shares of Series B Preferred Stock have been declared and paid or a sufficient sum for the payment thereof set aside, (1) no dividend or other distribution can be declared or made upon, or any sum set apart for the payment of dividends upon, any shares of Common Stock (unless paid solely in shares of Common Stock); and (2) no monies can be paid into or set apart for a sinking fund or the like for the acquisition or retirement for value of any shares of Common Stock or any warrants, rights or options exercisable for or convertible into any Common Stock (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Common Stock) and no distributions may be made in respect of the Common Stock or securities of equal rank to the Series B Preferred Stock (other than distributions in Common Stock) and the Company shall not permit any person controlled by the Company to purchase or redeem Common Stock or any warrants, rights, calls or options exercisable for or convertible into Common Stock (other than the repurchase, redemption or other retirement of debt securities convertible or exchangeable into Common Stock) unless prior to or concurrently with such declaration, payment, setting apart for payment, repurchase, redemption or other retirement or distribution, as the case may be, has been made by the Company or any of its subsidiaries.

Subject to the rights of the holders of the Company’s Preferred Stock, holders of Common Stock are entitled to dividends as the Board may declare out of funds legally available. The Company has never declared a cash dividend on its Common Stock and does not anticipate doing so in the foreseeable future.

Liquidation Rights. Upon any liquidation, dissolution or winding-up of the Company or reduction in its capital stock resulting in a distribution of assets to the holders of any class of the Company’s capital stock (other than shares of Series A Preferred Stock), after the payment or setting apart for the payment of any preferential distributions, each holder of the Series B Preferred Stock will be entitled to the greater of (i) $1,000 per share of Series B Preferred Stock held, together with accumulated and unpaid dividends (the “Liquidation Preference”), and (ii) the amount that would be payable on shares of Common Stock if the holder had converted all of his Series B Preferred Stock to Common Stock immediately before the liquidation, dissolution or winding-up.

In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled, subject to the prior rights of any creditors and holders of the Preferred Stock, to share pro rata in the distribution of all remaining assets.

Redemption of Series B Preferred Stock. All outstanding shares of Series B Preferred Stock are subject to redemption at any time on or after July 9, 2008, at a price per share equal to the Liquidation Preference if, at the time of redemption, full cumulative dividends on all outstanding shares of Series A Preferred Stock have been declared and paid, or declared and a sufficient sum for the payment thereof set apart. Common Stock is not subject to redemption.

Conversion. Holders of shares of Series B Preferred Stock have the right to convert their shares of Series B Preferred Stock into shares of Common Stock at any time. The number of shares of Common Stock each holder of Series B Preferred Stock is entitled to receive upon conversion is equal to the aggregate Liquidation Preference of the shares of Series B Preferred Stock to be converted (including any accrued and unpaid dividends) divided by the conversion price. The initial conversion price was $20.00, and is subject to customary anti-dilution adjustments. Shares of Series B Preferred Stock will automatically be converted into shares of Common Stock on July 9, 2013 using the same formula. The Company is required to register with the SEC the shares of Common Stock issuable upon conversation of the Series B Preferred Stock.

Voting Rights. Holders of Series B Preferred Stock have no general voting rights. However, the consent or affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, is required to authorize or take any action that, in general, alters or changes the rights of the holders of Series B Preferred Stock.

Each holder of Common Stock is entitled to one vote for each share owned, and, except as provided by law, holders of Common Stock vote as one class. There are no cumulative voting rights. In general, votes brought before stockholders will be decided by the vote of the holders of a majority of the stock represented and entitled to vote. However, directors are elected by the plurality of the votes cast.

As of June 30, 2004, there were 22,000 shares of Series B Preferred Stock issued and outstanding. The Series B Preferred Stock is owned 100% by the Series B Holders. In consideration of the Price Group’s agreement to make the Bridge Loan and to ensure that the Rights Offering generates at least $25.0 million in proceeds, and the Series B Holders’ agreement to reduce the impact on the Company’s common stockholders of the dividends accruing on the Series B Preferred Stock, the Company will issue, subject to stockholder approval, an aggregate of 2,200,000 shares of Common Stock to the Series B Holders in exchange for all of the outstanding shares of the Company’s Series B Preferred Stock. By accepting 2,200,000 shares of Common Stock for the $22.0 million initial stated amount of Series B Preferred Stock, the Series B Holders will effectively be converting the shares at a price of $10 per share and will be waiving all accrued and unpaid dividends on the Series B Preferred Stock, relieving the Company of its obligation to pay such dividends. The Series B Preferred Stock currently has a conversion price of $20 per share and provides for cumulative dividends at a rate of 8% per annum. The Company has agreed to register with the SEC for resale the shares of Common Stock issuable in connection with the Series B Exchange.

Exchange of Common Stock for Series A Preferred Stock. On January 22, 2002, Gigante purchased 15,000 shares of the Company’s Series A Preferred Stock for an aggregate purchase price of $15.0 million pursuant to a Series A Preferred Stock and Warrant Purchase Agreement entered into on January 15, 2002 between the Company and Gigante. On January 22 and 23, 2002, various investors, including entities affiliated with Sol Price, a significant stockholder of the Company, purchased an aggregate of 5,000 shares of the Series A Preferred Stock on similar terms as Gigante for an aggregate purchase price of $5.0 million. The Series A Preferred Stock accrues a cumulative preferential dividend at an annual rate of 8%, payable quarterly in cash. The Company has not paid dividends on the Series A Preferred Stock since July 2003, and $1.9 million of dividends had accrued through August 31, 2004. As of June 30, 2004, there were 20,000 shares of Series A Preferred Stock issued and outstanding.

On November 10, 2003, the Company announced it would be restating its financial statements for the fiscal year ending August 31, 2002 and for the nine months ending May 31, 2003. Subsequent to the announcement, seven separate class action complaints were filed against the Company and certain of its current and former directors and officers in the United States District Court for the Southern District of California for alleged violations of federal securities laws (the “Federal Class Action Complaints”).

A settlement has been reached in Performance Capital, L. P. v. PriceSmart, Inc. et al., Case No. 03CV02561, one of the Federal Class Action Complaints pending in the United States District Court, Southern District of California, which is an alleged class action complaint filed against the Company and certain of its current and former directors and officers on behalf of a purported class of persons who purchased the Company’s

Series A Preferred Stock, as well as on behalf of a purported class of persons who purchased and a purported class of persons who held the Company’s Common Stock during the relevant class periods (the “Series A Litigation”). Under the settlement, which is subject to Court approval, in exchange for a release of claims brought on behalf of purchasers of Series A Preferred Stock and a dismissal of the remainder of the complaint without prejudice, the purchasers of the Series A Preferred Stock will be offered the opportunity to participate in the Series A Exchange (as described more fully below). Defendants have agreed to pay reasonable attorney’s fees and expenses to plaintiffs.

A brief comparison of the Series A Preferred Stock compared to the Common Stock is provided below. The Company urges all stockholders to read the Certificate of Designations for the Series A Preferred Stock for a full description. A copy of the Certificate of Designations can be found as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2002.

Ranking. With respect to dividend rights and distributions upon the liquidation, winding-up and dissolution of the Company, the Series A Preferred Stock ranks senior to all other shares of the Company’s outstanding capital stock (the “Junior Securities”). The Company is restricted from issuing any new securities ranking senior to or on parity with the Series A Preferred Stock without the written consent of the holders of a least a majority of the outstanding shares of Series A Preferred Stock.

Dividends. Cumulative preferential dividends accumulate on shares of Series A Preferred Stock at the rate of 8% of the Series A Liquidation Preference (defined below) per share per annum. Dividends on the Series A Preferred Stock are to be paid quarterly in cash or cumulatively accrue. The Company is not currently paying dividends on the Series A Preferred Stock; therefore, dividends are cumulatively accruing each quarter. Holders of the Series A Preferred Stock are not entitled to any other dividends. No dividends may be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Series A Preferred Stock unless (a) full cumulative and current dividends with respect to the Series A Preferred Stock have been declared and paid, or a sufficient sum set apart for the payment of such dividends has been made. Unless full cumulative dividends on all outstanding shares of Series A Preferred Stock have been declared and paid or a sufficient sum for the payment thereof set aside, (1) no dividend or other distribution can be declared or made upon, or any sum set apart for the payment of dividends upon, Junior Securities (unless paid solely in shares of Junior Securities); and (2) no monies can be paid into or set apart for a sinking fund or the like for the acquisition or retirement for value of any shares of Junior Securities or any warrants, rights or options exercisable for or convertible into any Junior Security (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Security) and no distributions may be made in respect of the Junior Securities or securities of equal rank to the Series A Preferred Stock (other than distributions in Junior Securities) and the Company shall not permit any person controlled by the Company to purchase or redeem any Junior Security or any warrants, rights, calls or options exercisable for or convertible into any Junior Security (other than the repurchase, redemption or other retirement of debt securities convertible or exchangeable into any Junior Security) unless prior to or concurrently with such declaration, payment, setting apart for payment, repurchase, redemption or other retirement or distribution, as the case may be, has been made by the Company or any of its subsidiaries.

Subject to the rights of the holders of the Company’s Preferred Stock, holders of Common Stock are entitled to dividends as the Board may declare out of funds legally available. The Company has never declared a cash dividend on its Common Stock and does not anticipate doing so in the foreseeable future.

Liquidation Rights. Upon any liquidation, dissolution or winding-up of the Company or reduction in its capital stock resulting in a distribution of assets to the holders of any class of the Company’s capital stock, each holder of the Series A Preferred Stock will be entitled to the greater of (i) $1,000 per share of Series A Preferred Stock held, together with accumulated and unpaid dividends (the “Series A Liquidation Preference”), and (ii) the amount that would be payable on shares of Common Stock if the holder had converted all of his Series A Preferred Stock to Common Stock immediately before the liquidation, dissolution or winding-up.

In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled, subject to the prior rights of any creditors and holders of the Preferred Stock, to share pro rata in the distribution of all remaining assets.

Redemption of Series A Preferred Stock. All outstanding shares of Series A Preferred Stock are subject to redemption at any time on or after January 17, 2007, at a price per share equal to the Series A Liquidation Preference. Common Stock is not subject to redemption.

Conversion. Holders of shares of Series A Preferred Stock have the right to convert their shares of Series A Preferred Stock into shares of Common Stock at any time. The number of shares of Common Stock each holder of Series A Preferred Stock is entitled to receive upon conversion is equal to the aggregate Series A Liquidation Preference of the shares of Series A Preferred Stock to be converted (including any accrued and unpaid dividends) divided by the conversion price. The initial conversion price was $37.50, and is subject to customary anti-dilution adjustments. Shares of Series A Preferred Stock will automatically be converted into shares of Common Stock on January 17, 2012 using the same formula. The Company is required to register with the SEC the shares of Common Stock issuable upon conversation of the Series A Preferred Stock.

Voting Rights. Holders of Series A Preferred Stock have no general voting rights. However, the consent or affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class, is required to authorize or take any action that, in general, alters or changes the rights of the holders of Series A Preferred Stock.

Each holder of Common Stock is entitled to one vote for each share owned, and, except as provided by law, holders of Common Stock vote as one class. There are no cumulative voting rights. In general, votes brought before stockholders will be decided by the vote of the holders of a majority of the stock represented and entitled to vote. However, directors are elected by the plurality of the votes cast.

In consideration of the settlement of the Series A Claims, and to reduce the impact on the Company’s common stockholders of dividends accruing on the Series A Preferred Stock, the Company will offer to each current unaffiliated holder of Series A Preferred Stock that does not timely request to be excluded from the settlement to exchange shares of Common Stock, valued for such purpose at a price of $10 per share, for all the outstanding shares of Series A Preferred Stock owned by such holder at its initial stated value plus all accrued and unpaid dividends. The Series A Preferred Stock has a conversion price of $37.50 per share and provides for cumulative dividends at a rate of 8% per annum. The Company will also offer to exchange shares of Common Stock, valued for such purpose at a price of $10 per share, for all of the outstanding shares of Series A Preferred Stock at their initial stated value plus all accrued and unpaid dividends owned by the Price Family Charitable Fund, the Price Family Charitable Trust, the Sol and Helen Price Trust and Gigante, provided that such holders agree to trading restrictions for a period of one year on the shares of Common Stock offered in the exchange equivalent to the volume limitations under SEC Rule 144 and such holders execute releases of claims they might otherwise have asserted against the Company arising from the facts forming the basis of the Series A Claims. The volume limitations under SEC Rule 144 provide that the amount of securities sold by an affiliate of an issuer, together with sales by such affiliate of restricted and other securities of the same class within the preceding three months, cannot exceed the greater of: (i) 1% of the shares of the class outstanding as shown by the most recent report or statement published by the issuer; or (ii) the average weekly volume of trading in such securities as reported through the consolidated transaction reporting system during the four calendar weeks preceding the sale. All Common Stock received in Series A Exchange will be eligible for participation in the Rights Offering. On October 31, 2004, the Company will owe an aggregate of $2.1 million in accrued and unpaid dividends on the Series A Preferred Stock. If all of the Series A Holders elect to participate in the Series A Exchange and the Series A Exchange takes place on October 31, 2004, it would require the issuance of 2,213,735 shares of Common Stock.

The elimination of the dividends associated with the Company’s Preferred Stock will have a $3.4 million positive impact on net income (loss) before taxes available to the Company’s stockholders per year. In total, the

Company expects that the Transaction will have a significant positive impact on net income (loss) before taxes available to holders of Common Stock.

Controlled Company Exemption

On November 4, 2003, the SEC issued an order approving significant amendments to Nasdaq’s corporate governance requirements. The Nasdaq rules require that, among other things:

•	A majority of directors be independent;

•	Independent directors conduct separate regularly scheduled meetings, or “executive sessions”;

•	The compensation of the chief executive officer and other executive officers be determined either by a majority of independent directors or a compensation committee comprised solely of independent directors;

•	Director nominees be selected either by a majority of the independent directors or a nominations committee comprised solely of independent directors;

•	Audit committee members meet more stringent standards of independence and audit committees must assume increased powers and responsibilities;

•	The audit committee or another independent body of the board of directors review and approve all related party transactions; and

•	A code of conduct applicable to all directors, officers and employees be adopted and disclosed.

The rules apply to all companies with securities listed on the Nasdaq National Market, with certain exemptions for “controlled companies.”

Pursuant to Nasdaq Rule 4350(c), a “controlled company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Controlled companies are exempt from the requirement to maintain a majority-independent board, as well as the rules pertaining to the compensation of officers and the nomination of directors. However, controlled companies are subject to the new audit committee requirements, as well as the requirement to conduct regularly scheduled “executive sessions” of independent board members and the requirement to maintain and disclose a code of conduct. In order for a controlling group to exist, the group must have publicly filed a notice that they are acting as a group.

As a result of the Private Placement, the Series B Exchange, the Current Obligation Exchange and the Series A Exchange, the Prices will beneficially own more than 50% of the Company’s Common Stock and the Company will become a controlled company for purposes of Nasdaq rules, thereby relieving the Company of obligations relating to the board independence requirements as described in the preceding paragraph. Depending on the extent to which the Rights Offering is subscribed by the Company’s common stockholders, the Prices may continue to be the beneficial owners of more than 50% of the Company’s Common Stock upon completion of the Rights Offering and the Company may continue to be a controlled company for purposes of Nasdaq rules. For a description of the post-Transaction ownership of the Prices, see “—Post-Transaction Beneficial Ownership of the Group Filers” below and “—Interests of Certain Directors and Officers in the Transaction” on page     .

Post-Transaction Beneficial Ownership of the Group Filers

As stated above, the issuances of Common Stock associated with the Private Placement, the Series B Exchange, the Current Obligation Exchange and the Series A Exchange will result in the Prices obtaining beneficial ownership of greater than 50% of the Company’s outstanding Common Stock. The following table reflects the dilution of the Prices’ ownership through the Rights Offering assuming different levels of stockholder participation in the Rights Offering. The table assumes each stockholder will subscribe in the Rights Offering proportionately to the overall level of subscription, meaning that if the Rights Offering is 50% subscribed, each individual stockholder will exercise 50% of his, her or its rights. The table also assumes that the Prices will not exercise any rights granted to them pursuant to the Rights Offering. However, the Prices have not agreed to waive, and may exercise, any rights granted to them pursuant to the Rights Offering on an aggregate of 3,566,668 shares.

	Stockholder Subscription of the Rights Offering
	50% Subscribed	25% Subscribed	0% Subscribed
Prices’ Beneficial Ownership of Common Stock*	40%	47%	61%

*	Robert E. Price and Sol Price have notified the Company that the Price Family Charitable Fund intends to donate all shares of the Company’s capital stock it owns to a charitable organization. This disposition will occur before the expiration of the Rights Offering period. Therefore, all shares of Common Stock beneficially owned by the Prices that are held by this fund have been omitted from the calculations in this table.

As illustrated above, the Prices will be the beneficial owners of greater than 50% of the Company’s Common Stock immediately prior to the Rights Offering and depending on the extent to which the Rights Offering is subscribed by the Company’s common stockholders, may continue to be the beneficial owners of greater than 50% of the Company’s Common Stock following the Rights Offering.

Background of Approval

In July 2004, representatives of the Price Group approached the Company with a proposal to strengthen the Company’s financial position. On July 15, 2004, representatives from the Company and the Price Group had a meeting with the Board to further discuss the details of a proposed financial transaction to achieve this goal. Following the general session, Katherine L. Hensley, Leon C. Janks and Lawrence B. Krause, independent members of the Board, met in executive session to further discuss the proposed transaction and the engagement of a financial advisor. Following that meeting, the Company and the Price Group agreed on a preliminary term sheet outlining the details of the Private Placement, the Series B Exchange, the Current Obligation Exchange, the Rights Offering and the Rights Offering Purchase (collectively, the “Initial Transaction”), which conforms substantially to the terms of the Initial Transaction described herein.

Beginning on July 17, the independent directors began to solicit proposals from financial advisory firms to serve as financial advisor with respect to the proposed transactions. The independent directors received proposals from four firms, and Ms. Hensley and Mr. Krause conducted interviews with three of the four regarding their qualifications and suitability for the proposed engagement.

On July 27, 2004, Ms. Hensley and Messrs. Krause and Janks met telephonically to discuss proposals received from the financial advisory firms and procedures for their consideration and approval of the Initial Transaction. Ms. Hensley and Messrs. Krause and Janks met again telephonically on July 29, 2004 to further discuss the financial advisory candidates.

On August 2, 2004, the Board met to review the status of the Initial Transaction and the Special Meeting and formally appointed Ms. Hensley and Messrs. Krause and Janks as a special committee of the Board to: (i) review the terms of the Initial Transaction; (ii) review and comment on this Proxy Statement; (iii) formally approve the Initial Transaction; and (iv) make a recommendation to the Company’s common stockholders regarding the advisability of the Initial Transaction. In order to aid the Special Committee in reviewing and approving the Initial Transaction, and recommending the Initial Transaction to the stockholders of the Company, the Board gave the Special Committee the authority to engage a financial advisor to issue a fairness opinion pertaining to the Initial Transaction. The Special Committee met separately on August 2 following the Board meeting to discuss proposals received from the firms seeking to be engaged as financial advisor.

On August 5, 2004, the Special Committee received a presentation from Latham & Watkins LLP, counsel to the Company, regarding directors’ duties in evaluating and approving the Transaction and regarding the status of the Transaction. The Special Committee then engaged American Appraisal as the Company’s financial advisor to evaluate the fairness of the Initial Transaction, from a financial point of view, to the unaffiliated holders of Common Stock of the Company. Following its engagement, American Appraisal promptly began gathering information regarding the Company and its prospects to be used in its analysis. During the week of August 9, 2004, American Appraisal met with members of the Company’s management to review historical and projected financial information.

On August 17, 2004, the Special Committee met to receive a preliminary report from American Appraisal regarding its analysis. American Appraisal described the work it had done to date and the analytical techniques it was applying to evaluate the fairness of the Initial Transaction.

During the period from August 9, 2004 through August 31, 2004, representatives of the Company and the Price Group met to discuss revisions to the terms of the Initial Transaction and the proposed terms of the Series A Exchange. At the same time, the Company, through counsel, entered into negotiations with counsel for the plaintiffs in the shareholder derivative litigation, Paulsen v. Price et al., Case No. GIC 822226, pending in the Superior Court of the State of California for the County of San Diego, and the Series A Litigation regarding settlement.

In consideration of the agreement by unaffiliated holders of the Series A Preferred Stock to seek dismissal of a purported class action complaint on behalf of themselves and all other holders of Series A Preferred Stock not affiliated with the Company, and to reduce the impact on the Company’s common stockholders of dividends accruing on the Series A Preferred Stock, the Company agreed to offer to exchange shares of Common Stock, valued for such purpose at a price of $10 per share, for all the outstanding shares of Series A Preferred Stock owned by such holders at its initial stated value plus all accrued and unpaid dividends (the “Series A Plaintiff Exchange”). In connection with the Special Committee’s consideration of the Series A Plaintiff Exchange and to offer a plan to completely eliminate the Company’s ongoing obligations under the Series A Preferred Stock, representatives of the Price Group and the Company proposed that the Company also offer to exchange shares of Common Stock, at a price of $10 per share, for all of the outstanding shares of Series A Preferred Stock at their initial stated value plus all accrued and unpaid dividends owned by the Price Family Charitable Fund, the Price Family Charitable Trust (an entity affiliated with Sol Price), the Sol and Helen Price Trust and Gigante, provided that such holders execute releases of claims they might otherwise have asserted against the Company arising from the facts forming the basis of the Series A Claims.

On August 30, 2004, the Board met to consider, among other things, the approval of the Bridge Loan. Following a discussion of the terms of the Bridge Loan and the waiver by the IFC of the prohibition on the Company’s incurring additional indebtedness, the Board, with interested directors abstaining, approved the Bridge Loan.

Also, on August 30, 2004, the Special Committee met to review revisions to the terms of the Initial Transaction proposed by management and the Price Group and the proposed terms of the Series A Exchange. American Appraisal attended the meeting and provided its preliminary analysis of the fairness of the Transaction.

On August 31, 2004, the Special Committee met to continue its discussions of the proposed terms of the Transaction. American Appraisal joined this meeting and provided an update regarding its analysis.

On September 1, 2004, the Board met to approve, among other things, changes to the authority of the Special Committee so that the Special Committee would have the authority to approve the Transaction, including revised terms of the Initial Transaction as well as the Series A Exchange.

Following the Board meeting, American Appraisal made a presentation regarding its analysis and the fairness of the Transaction to the Special Committee. The Special Committee discussed American Appraisal’s analysis and conclusions.

On September 3, 2003, the Special Committee continued its discussions of the terms of the Transaction and recommended a change in the terms of the Series A Exchange such that the shares issued in exchange for shares of Series A Preferred Stock held by affiliates of the Company would be subject to trading restrictions for one year. Following these discussions and the revisions to the terms of the Series A Exchange, American Appraisal presented its opinion to the Special Committee that the Transaction is fair to unaffiliated holders of the Company’s Common Stock from a financial point of view. Following receipt of American Appraisal’s opinion, the Special Committee approved the Transaction on the terms described in this Proxy Statement.

The Fairness Opinion

As stated above, on August 5, 2004, the Special Committee engaged American Appraisal to act as its financial advisor and to evaluate the fairness, from a financial point of view, to the Company’s unaffiliated holders of Common Stock of the terms and conditions of the Transaction. On September 3, 2004, American Appraisal rendered an oral opinion to the Special Committee, which was subsequently confirmed on the same date to the Special Committee by delivery of a written opinion, dated September 3, 2004, to the effect that, as of that date and based on and subject to the matters described in such opinion, the terms and conditions of the Transaction were fair, from a financial point of view, to the unaffiliated holders of Common Stock.

American Appraisal, as part of its independent corporate valuation consulting business, is continually engaged in performing financial analyses with respect to businesses and their assets and securities in connection with mergers and acquisitions, corporate recapitalizations, corporate divestitures, as well as for estate, corporate and other purposes.

The full written text of American Appraisal’s opinion, dated September 3, 2004, which describes the assumptions made, matters considered and limitations on the review undertaken by American Appraisal, is attached to this proxy statement as Annex A. American Appraisal’s opinion is addressed to the Special Committee and relates only to the fairness to the unaffiliated holders of Common Stock, from a financial point of view, of the terms and conditions of the Transaction. American Appraisal’s opinion is provided for the information of the Special Committee in connection with and for the purposes of its evaluation of the Transaction. American Appraisal’s opinion is limited to the fairness, from a financial point of view, to the Company’s unaffiliated holders of Common Stock of the terms and conditions of the Transaction, and American Appraisal expresses no opinion as to the underlying decision by the management of the Company to engage in the Transaction.

American Appraisal’s opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. American Appraisal’s opinion is intended only to supplement, and not substitute for, other due diligence required in connection with the Transaction or any related transaction. Further, American Appraisal’s opinion does not address the relative merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. In connection with making the analysis underlying its opinion, American Appraisal assumed that the Company is currently unable to obtain additional capital from third-party resources on terms that are reasonable and in the best interests of its stockholders.

The summary of the material terms of American Appraisal’s opinion set forth below is qualified in its entirety by reference to the full text of American Appraisal’s opinion attached to this Proxy Statement as Annex A. American Appraisal has consented to inclusion of its written opinion in this proxy statement. In connection with arriving at its opinion, American Appraisal has made such reviews, studies, analyses and consultations that it deemed necessary to the engagement. Among other things, American Appraisal:

•	reviewed certain publicly available business and financial information relating to the Company that it deemed to be relevant;

•	reviewed and discussed with management of the Company financial forecasts of the Company’s revenues, earnings, cash flow, assets and liabilities furnished to American Appraisal by the Company

(such financial forecasts provided under several scenarios including the Company’s operations before the Transaction and after taking into account the effects of the Transaction);

•	reviewed public stock market prices and dividend yield and dividend coverage ratios of convertible preferred stock issues that American Appraisal deemed relevant;

•	reviewed the public stock market prices and valuation multiples for the shares of Common Stock and compared them with those of certain publicly traded securities that American Appraisal deemed to be relevant;

•	reviewed the results of the Company’s operations and compared them with those of certain publicly traded companies that American Appraisal deemed to be relevant;

•	reviewed certain documentation relating to the proposed Transaction, including drafts of this Proxy Statement;

•	reviewed the potential pro forma impact of the Transaction; and

•	reviewed such other financial studies and analyses and took into account such other matters as American Appraisal deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, American Appraisal accepted at face value and assumed, without independent verification or investigation, the accuracy and completeness of all the financial forecasts and other information and selected data made available or furnished to or otherwise reviewed by or discussed with American Appraisal for purposes of its opinion. American Appraisal did not independently verify or investigate any of the assumptions, estimates, or judgments referred to in such financial forecasts, information, data and material and is not responsible for any errors or inaccuracies in such forecasts, information, data and material. Further, American Appraisal assumed that there has been no material adverse change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements and forecasts made available to American Appraisal.

With respect to financial analyses and forecasts provided to or otherwise reviewed by or discussed with American Appraisal, American Appraisal was advised by senior management of the Company that such analyses and forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the senior management of the Company as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate.

In connection with all forecasts, information, data and material provided to American Appraisal by the Company, members of the Company’s senior management advised American Appraisal that they did not omit or fail to provide, or cause to be omitted or undisclosed, to American Appraisal any analyses, data, material, or other information necessary in order to make any financial data, material or other information provided to American Appraisal by the Company not misleading in light of the circumstances under which such forecasts, information, data or material was provided. In the course of its review, American Appraisal has not learned any specific facts that would lead it to believe that its acceptance and reliance on such forecasts, information and data was unreasonable.

The financial forecasts included financial information pertaining to the expected revenue, operating margins, and capital expenditures and were included in the written materials presented by American Appraisal to the Special Committee upon delivery of American Appraisal’s opinion.

The Company does not, as a matter of course, publicly disclose forecasts or projections as to future revenues, earnings or other results. The Company provided the information described above to American Appraisal only because it was considered in connection with American Appraisal’s fairness determination. The Company’s management informed American Appraisal that the prospective financial information and other information forecasts provided to American Appraisal were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC regarding forward-looking statements, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles and were not reviewed by the Company’s independent public accountants. The forecasts were based upon a variety of estimates and assumptions. These estimates and assumptions are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. The inclusion of the forecasts as information reviewed and analyzed by American Appraisal for purposes of its opinion should not be regarded as an indication by the Company or American Appraisal that either of them is a reliable predictor of future operating results, and this information should not be relied on as such. It is expected that there will be differences between actual and forecasted results, and actual results may be materially different than those described herein.

American Appraisal was not asked to address, and its opinion does not address, the fairness to any class of securities, creditors or other constituencies of the Company other than the unaffiliated holders of Common Stock. American Appraisal did not express any opinion as to the public stock prices at which shares of the Company’s Common Stock would trade following the announcement or consummation of the Transaction. American Appraisal did not recommend the number of shares of Common Stock to be exchanged for a share of Series A Preferred Stock and a share of Series B Preferred Stock, the number of shares of Common Stock to be covered by the rights to be offered to holders of Common Stock, the price per share in the Private Placement, the deemed value per share of Common Stock issued in the Current Obligation Exchange or any other terms of the Transaction.

Summary of American Appraisal’s Financial Analyses. The summary below is not a complete description of American Appraisal’s presentation to the Special Committee on the financial analyses performed and factors considered by American Appraisal in connection with rendering its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; and, therefore, a fairness opinion is not readily susceptible to summary description. American Appraisal believes that its analyses and this summary must be considered in its entirety, and that selecting portions of its analyses and factors or focusing on information presented in tabular format without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying American Appraisal’s analyses and opinion.

In performing its analyses, American Appraisal considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company or business used in the analyses as a comparison is identical to the Company, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the trading or other values of the companies or business segments analyzed.

The estimates contained in American Appraisal’s analyses and the ranges of value resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by American Appraisal’s analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, American Appraisal’s analyses and estimates are inherently subject to substantial uncertainty.

The terms and conditions of the Transaction were determined by the Company, and the decision by the Company to proceed with the Transaction was solely that of the Special Committee pursuant to authority conferred by the Board. American Appraisal’s opinion and financial analyses were only some of many factors considered by the Special Committee in its evaluation of the Transaction and should not be viewed as determinative of the views of the Special Committee, the Board or management with respect to the Transaction or the terms and conditions of the Transaction.

Each of the analyses conducted by American Appraisal was carried out to provide a different perspective on the Transaction. American Appraisal did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion.

American Appraisal did not place any specific reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination that the terms and conditions of the Transaction were fair, from a financial point of view, to the unaffiliated holders of Common Stock. American Appraisal based its opinion on the analysis of several valuation and related factors as summarized in the following paragraphs.

Valuation. In order to render an opinion of fairness, from a financial point of view, to the unaffiliated holders of Common Stock of the terms and conditions of the Transaction, American Appraisal performed an analysis of the public stock market price of the Common Stock and a valuation analysis of (i) the Series A Preferred Stock, (ii) the Series B Preferred Stock, (iii) the Common Stock not taking into effect the Transaction, (iv) the Common Stock taking into effect the Transaction, (v) the shares of Common Stock offered in exchange for Series A Preferred Stock in connection with the Series A Exchange and (vi) the shares of Common Stock offered in exchange for the Series B Preferred Stock in connection with the Series B Exchange.

Stock Market Price American Appraisal reviewed the historical stock market performance of the Common Stock and noted that the all-time high closing price per share was $47.00 on March 6, 2000, and that the closing price for the twelve-month period ended September 2, 2004 ranged from $5.12 per share to $10.79 per share. American Appraisal also calculated the closing and average daily closing prices for the Common Stock for certain time periods ended September 2, 2004. The results of these calculations appear in the table below:

Date/Period	Closing Share Price
September 2, 2004	$8.68
Average Closing Price for the 10 Trading Days Ended September 2, 2004	$8.74
Average Closing Price for the 20 Trading Days Ended September 2, 2004	$8.53
Average Closing Price for the 30 Trading Days Ended September 2, 2004	$8.13
Average Closing Price for the 60 Trading Days Ended September 2, 2004	$7.38
Average Closing Price for the 90 Trading Days Ended September 2, 2004	$6.83
Twelve Months Average Ending September 2, 2004	$6.89
High Closing Price for the Twelve Months Ended September 2, 2004	$10.79
Low Closing Price for the Twelve Months Ended September 2, 2004	$5.12

Series A Preferred Stock Valuation. The valuation of the Series A Preferred Stock was based on an analysis of (i) the present value of the Series A Preferred Stock, taking into account its 8% per annum cumulative dividends and assuming that the Series A Preferred Stock remains outstanding until its automatic conversion to Common Stock on January 17, 2012 at a price of $37.50 per share, and then discounting such value back to the present value (the “Present Value Analysis”), (ii) the liquidation value of the shares of Series A Preferred Stock and (iii) the current value of the shares of Common Stock currently issuable upon conversion of the Series A Preferred Stock.

Series A Preferred Stock Present Value Analysis. The Present Value Analysis of the shares of Series A Preferred Stock was based on analysis of (i) a financial forecast provided by the Company’s management of the Company’s operating cash flow and Series A Preferred Stock dividend payments not taking into effect the Transaction (such forecast assuming exercise by the Company of an option to sell to, and lease back from, the Sol and Helen Price Trust certain real estate properties (the “Put Option”)), (ii) the market dividend yield and dividend coverage ratios of publicly traded convertible preferred stocks, (iii) estimates of the public market price for shares of Common Stock as of the date on which the Series A Preferred Stock, in accordance with its terms, will automatically be converted to Common Stock (representing assumed growth in Common Stock value ranging from 7.5% to 12.5% per annum) and (iv) discount rates applied to the forecasted dividend payment stream and automatic conversion value and ranging from 11% to 13% (such discount range taking into consideration the current and forecasted dividend-paying capability of the Series A Preferred Stock). This analysis was given a 60% weight.

Series A Preferred Stock Liquidation Preference Value Analysis. The liquidation preference value of the shares of Series A Preferred Stock, taking into account its initial value per share and all accrued and unpaid dividends thereon, was $1,093 per share on August 31, 2004. The liquidation preference value was given a weight of 25% because the net assets of the Company are likely to be sufficient to cover this preference in the event of the sale of the Company’s operating assets as a going business enterprise.

Series A Preferred Stock Conversion Value Analysis. The current conversion value of the Series A Preferred Stock was determined by multiplying the number of shares currently issuable upon conversion of the Series A Preferred Stock by the closing price per share of Common Stock on September 2, 2004. The number of shares currently issuable upon conversion of the Series A Preferred Stock is equal to the stated value per share of the Series A Preferred Stock ($1,000) plus accrued and unpaid dividends, divided by $37.50. In its analysis, American Appraisal gave the conversion value analysis a weight of 15%.

Based on the foregoing analysis, American Appraisal concluded that shares of Series A Preferred Stock, each of which has a liquidation value of $1,093, has a market value in the range of $665 to $750. Based on this analysis, the market value of the 20,000 shares of Series A Preferred Stock currently outstanding ranges from $13.3 million to $15.0 million.

Common Stock Offered in the Series A Exchange. The shares of Common Stock offered in exchange for the shares of Series A Preferred Stock held by holders affiliated with the Company pursuant to the terms of the Series A Exchange will be subject to trading restrictions equivalent to volume limitations under SEC Rule 144 for a period of one year. Because of the trading restrictions, the current market value of these shares of Common Stock is less than the current public stock market price. After applying a discount of 30% to the September 2, 2004 closing price of $8.68 per share, American Appraisal valued such stock at $6.08 per share. Based on the 109.35 exchange ratio of the Series A Exchange (the current liquidation preference of $1,093 divided by the price per share in the Series A Exchange of $10.00), the current market value of the shares of Common Stock to be exchanged for one share of Series A Preferred Stock held by affiliated shareholders is $664 per share. The current market value for shares of Common Stock to be exchanged for the 16,650 shares of Series A Preferred Stock held by holders affiliated with the Company is therefore $11.056 million. The shares of Common Stock offered in exchange for Series A Preferred Stock held by holders unaffiliated with the Company will not be subject to any trading restrictions. For purposes of American Appraisal’s analysis, and assuming immediate registration of these shares of Common Stock after completion of the exchange, the current market value of these shares of Common Stock was deemed to be equal to the September 2, 2004 closing price of $8.68 per share. Based on the 109.35 to 1 exchange ratio of the Series A Exchange, the current market value of the shares of Common Stock to be exchanged for one share of Series A Preferred Stock held by affiliated shareholders is $949 per share. The current market value for the shares of Common Stock to be exchanged for the 3,350 shares of Series A Preferred Stock held by holders unaffiliated with the Company is therefore $3.180 million.

Based of the foregoing, the current market value of the shares of Common Stock to be exchanged for the 20,000 shares of Series A Preferred Stock is $14.236 million, or $712 per share of Series A Preferred Stock, an amount that falls within the $13.3 million to $15.0 million range, or $665 to $750 per share, of American Appraisal’s conclusion as to the market value of the 20,000 shares of Series A Preferred Stock discussed above.

From the foregoing, the market value of a share of Series A Preferred Stock is reasonably equivalent to the market value of 109.35 shares of Common Stock and 109.35 to 1 represents a fair exchange ratio for the Series A Exchange.

Series B Preferred Stock Valuation. The valuation of the Series B Preferred Stock was based on an analysis of (i) the present value of the Series B Preferred Stock, taking into account its 8% per annum cumulative dividends and assuming that the Series B Preferred Stock remains outstanding until its automatic conversion to Common Stock on July 9, 2013 at a price of $20.00 per share, and then discounting such value back to its present value, (ii) the liquidation value of the shares of Series B Preferred Stock and (ii) the current value of the shares of Common Stock currently issuable upon conversion of the Series B Preferred Stock.

Series B Preferred Stock Present Value Analysis. The Present Value Analysis of the shares of Series B Preferred Stock was based on analysis of (i) a financial forecast provided by the Company’s management of the Company’s operating cash flow and Series B Preferred Stock dividend payments not taking into account the effects of the Transaction (such forecast assuming exercise by the Company of the Put Option), (ii) the market dividend yield and dividend coverage ratios of publicly traded convertible preferred stocks, (iii) estimates of the public market price for shares of Common Stock as of the date on which the Series B Preferred Stock, in accordance with its terms, will automatically be converted to Common Stock (representing assumed growth in Common Stock value ranging from 7.5% to 12.5% per annum) and (iv) discount rates applied to the forecasted dividend payment stream and automatic conversion value and ranging from 11% to 13% (such discount range taking into consideration the current and forecasted dividend-paying capability of the Series B Preferred Stock). This analysis was given a 60% weight.

Series B Preferred Stock Liquidation Preference Value Analysis. The liquidation preference value of the shares of Series B Preferred Stock, taking into account its initial value per share and all accrued and unpaid dividends thereon, was $1,092 per share on August 31, 2004. The liquidation preference value was given a weight of 25% because the net assets of the Company are likely to be sufficient to cover this preference in the event of the sale of the Company’s operating assets as a going concern business enterprise.

Series B Conversion Value. The current conversion value of the Series B Preferred Stock was determined by multiplying the number of shares currently issuable upon conversion of the Series B Preferred Stock by the closing price per share of Common Stock on September 2, 2004. The number of shares currently issuable upon conversion of the Series B Preferred Stock is equal to the stated value per share of the Series B Preferred Stock ($1,000) plus accrued and unpaid dividends, divided by $20.00. In its analysis, American Appraisal gave the conversion value analysis a weight of 15%.

Based on the foregoing analysis, American Appraisal concluded that shares of Series B Preferred Stock, each of which has a liquidation value of $1,092, has a market value in the range of $795 to $955. Based on this analysis, the market value of the 22,000 shares of Series A Preferred Stock currently outstanding ranges from $17.5 million to $21.0 million.

Common Stock Offered in Series B Exchange. Accordingly, American Appraisal assumed for purposes of its analysis that the shares of the Company’s Common Stock offered in exchange for the shares of Series B Preferred Stock held by the Series B Holders pursuant to the terms of the Series B Exchange will not be subject to any trading restrictions. For purposes of American Appraisal’s analysis, and assuming immediate registration of these shares of Common Stock after completion of the exchange, the current market value of these shares of Common Stock was deemed to be equal to the September 2, 2004 closing price of $8.68 per share. Based on the 100 to 1 exchange ratio of the Series B Exchange (the stated value per share of $1,000 without taking into account accrued and unpaid dividends, divided by the price per share in the Series B Exchange of $10.00), the current market value of the shares of Common Stock to be exchanged for one share of Series B Preferred Stock is $868 per share. The current market value for the shares of Common Stock to be exchanged for the 22,000 shares of Series B Preferred Stock is therefore $19.096 million.

Based on the foregoing, the current market value of the shares of Common Stock to be exchanged for the 22,000 shares of Series B Preferred Stock is $19.016 million, or $868 per share of Series B Preferred Stock, an amount that falls within the $17.5 million to $21.0 million range, or $795 to $955 per share, of American Appraisal’s conclusion as to the market value of the 22,000 shares of Series B Preferred Stock discussed above.

From the foregoing, the market value of a share of Series B Preferred Stock is reasonably equivalent to the market value of 100 shares of Common Stock and 100 to 1 represents a fair exchange ratio for the Series B Exchange.

Common Stock Valuation in the Absence of the Transaction. The valuation of the Company’s Common Stock in the absence of the Transaction was based on analysis of the public stock market price history of the Company’s Common Stock (as noted above), a discounted cash flow analysis of the Company’s future operating results (the “DCF Valuation Analysis”) and a correlation to the common stock of stock market valuations of publicly held companies having lines of business similar to that of the Company (the “Public Guideline Company Valuation Analysis”).

DCF Valuation Analysis. American Appraisal performed a DCF Valuation Analysis of the Company’s forecasted operating revenues and cash flow in the absence of the implementation of the Transaction (such forecast assuming exercise by the Company of the Put Option), which calculates the present value of projected unlevered free cash flows. The DCF Valuation Analysis discounts to present value the forecasted free cash flow projected during the projection period at a rate based on the Company’s estimated weighted average cost-of-capital. The terminal value, or the value of the Company at the end of the projection period, is discounted to present value at the same rate. The terminal value was determined based on an application of a market multiple of projected earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the last year of the projection period. The EBITDA market multiple was based on a correlation of current EBITDA market multiple ratios of Public Guideline Companies In performing the discounted cash flow analysis, American Appraisal considered various assumptions that it deemed appropriate based on an analysis of the Company’s business using publicly available information, discussions with the Company’s management and certain financial forecasts prepared by the Company’s management for fiscal years 2005 through 2007 assuming no implementation of the Transaction but assuming exercise of the Put Option.

For purposes of this analysis, American Appraisal (i) applied a discount rate ranging from 13.0% to 15.0% and (ii) applied a multiple to forecasted fiscal year 2007 EBITDA of 7.0x based on the public market valuation for the Company and the public market valuations of certain Public Guideline Companies (as discussed below) and taking into account the perpetual growth rate of the Company’s cash flows beyond fiscal 2007 implied by these exit multiples.

Public Guideline Company Valuation Analysis. American Appraisal reviewed and compared certain actual and projected financial and operating information relating to the Company (in the absence of the Transaction) to corresponding actual and projected financial and operating information for the following five publicly traded companies (the “Public Guideline Companies”):

•	BJ’s Wholesale Club, Inc.

•	Cost-U-Less, Inc.

•	Costco Wholesale Corp.

•	Smart & Final Inc.

•	Wal-Mart Stores, Inc.

American Appraisal selected the Public Guideline Companies because they are publicly traded companies with operations in the membership warehouse shopping club business. The forecasted revenues and operating income and cash flow of these public companies were based on estimates contained in publicly available equity research reports for such companies.

American Appraisal calculated the multiples of total invested capital (“TIC”) to estimated revenue, gross profit, EBITDA, and earnings before interest and taxes (“EBIT”) for the latest twelve months, the latest fiscal year, and projected fiscal years 2004 and 2005 for each of the Public Guideline Companies. Based on this data, as of September 2, 2004, American Appraisal developed a summary valuation analysis based on a range of trading valuation multiples for the Public Guideline Companies and the Company’s financial information for the latest twelve months and the 2005 projected fiscal year not taking into effect the Transaction. The range of trading valuation multiples for the Public Guideline Companies compared to the selected valuation multiples of the Company based on the market price as of September 2, 2004 are summarized below:

TIC / Revenue Multiples	Range from Comparable Companies
Latest Twelve Months	0.13-0.97
Latest Fiscal Year	0.13-1.00
Projected Fiscal Year 2004	0.24-0.87
Projected Fiscal Year 2005	0.22-0.77

TIC / EBITDA
Latest Twelve Months	4.8-15.4
Latest Fiscal Year	5.4-15.9
Projected Fiscal Year 2004	5.2-12.5
Projected Fiscal Year 2005	5.0-5.9

From this data, American Appraisal selected market multiples to apply to the Company’s forecasted fiscal 2005 revenues and EBITDA ranging from 0.20x to 0.22x for revenues and 8.0x to 8.5x for EBITDA, such multiples reflecting the projected continued growth in revenues and EBITDA forecasted for fiscal years 2006 and 2007, resulting in indications of the Company’s total invested capital value.

None of the Public Guideline Companies is identical to the Company. Therefore, American Appraisal’s determination of the range of public market valuation multiples of the Company involved a complex set of considerations and judgments concerning differences in the financial and operating characteristics of the Company and the Public Guideline Companies as well as other factors that could affect their public trading value.

Valuation Range. After giving 50% weight each to the results of the foregoing DCF Valuation Analysis and Public Guideline Company Valuation Analysis, adding excess restricted cash to such weighted value and subtracting from such weighted value (i) the market value of the Preferred Stock (as stated above) and (ii) the market value of the Company’s current debt capital taking into account the effects of the Transaction (assumed to be equivalent to the current stated or book value), American Appraisal concluded that the market value of the Company’s Common Stock ranged from $5.44 per share to $6.53 per share (based on 7,339,000 shares outstanding).

Common Stock Valuation Taking into Account the Effects of the Transaction. The valuation of the Common Stock taking into account the effects of the Transaction was based on an analysis of the public stock market price history (as shown above), a DCF Valuation Analysis and a Public Guideline Company Valuation Analysis. The DCF Valuation Analysis and the Public Guideline Company Valuation Analysis were both based on a base case and an optimistic case forecast of the Company’s operating revenues and cash flow that take into account the effects of the implementation of the Transaction (the “Base Case Forecast” and “Optimistic Case Forecast,” respectively), such forecasts prepared in August 2004 by the Company’s management and covering fiscal years ended August 31, 2005 through 2007.

Base Case Forecast Valuation Analysis. The conclusions derived through application of the DCF Valuation Analysis and the Public Guideline Company Valuation Analysis to the Base Case Forecast are summarized as follows:

DCF Valuation Analysis—American Appraisal performed a DCF Valuation Analysis of the Base Case Forecast by calculating the present value of the Company’s projected unlevered free cash flow by discounting to present value such free cash flow. This analysis discounts to present value the forecasted free cash flow projected during the projection period at a rate based on the Company’s estimated weighted average cost-of-capital. The terminal value, or the value of the Company at the end of the projection period, is discounted to present value at the same rate. The terminal value was determined based on application of a market multiple of projected EBITDA of the last year of the projection period. The EBITDA multiple was based on a correlation of current EBITDA multiple ratios of Public Guideline Companies. In performing the DCF Valuation Analysis for the Base Case Forecast, American Appraisal considered various assumptions that it deemed appropriate based on an analysis of the underlying assumptions of the forecasts and available public information and on discussions with the Company’s management.

For purposes of the Base Case Forecast DCF Valuation Analysis, American Appraisal (i) applied a discount rate ranging from 12.0% to 14.0% and (ii) applied a market multiple to forecasted fiscal year 2007 EBITDA of 9.0x based on the current public market valuation for the Company and the public market valuations of the Public Guideline Companies and taking into account the perpetual growth rate of the Company’s cash flows beyond 2007 implied by these exit multiples.

Public Guideline Company Valuation Analysis—American Appraisal reviewed and analyzed the Company’s historical financial operating and financial condition history and the Company’s Base Case Forecast taking into account the effects of the Transaction for the purpose of comparing such information to the historical and projected financial data and market valuations of the Public Guideline Companies.

Based on the calculated TIC multiple data mentioned previously, as of September 2, 2004, American Appraisal applied market multiples to the Company’s forecasted 2005 revenue and EBITDA of the Base Case Forecast, taking into account the effects of the Transaction. From the foregoing market multiple information, a revenue market multiple of 0.35x and an EBITDA market multiple of 9.0x were applied to the Base Case Forecast to arrive at a market value of the Company’s TIC.

Base Case Forecast Valuation Range. After giving 50% weight each to the results of the foregoing DCF Valuation Analysis and Public Guideline Company Valuation Analysis, adding excess restricted cash to such weighted value and subtracting from such weighted value the market value of the Company’s current debt capital taking into account the effects of the Transaction (assumed to be equivalent to the current stated or book value), American Appraisal concluded that the market value of the Company’s Common Stock ranged from $8.00 per share to $8.77 per share (based on 20,863,000 shares outstanding, such amount based on completion of the Transaction and assuming 3,125,000 shares issued as a result of the Rights Offering).

Optimistic Forecast Valuation Analysis. The conclusions derived through application of the DCF Valuation Analysis and the Public Guideline Company Valuation Analysis to the Optimistic Case Forecast are summarized as follows:

DCF Valuation Analysis—American Appraisal performed a DCF Valuation Analysis of the Optimistic Case Forecast by calculating the present value of the Company’s projected unlevered free cash flow by discounting to present value such free cash flow at a rate based on the Company’s estimated weighted average cost-of-capital. This analysis discounts to present value the forecasted free cash flow projection during the projection period at a rate based on the Company’s estimated weighted average cost-of-capital. The terminal value, or the value of the Company at the end of the projection period, is discounted to present value at the same rate. The terminal value was determined based on an application of a market multiple of projected EBITDA of the last year of the projection period. The EBITDA market multiple was based on a correlation of current EBITDA market multiple ratios of the Public Guideline Companies. In performing the discounted cash flow analysis for the Optimistic Case Forecast, American Appraisal considered various assumptions that it deemed appropriate based on an analysis of the underlying assumptions of the forecasts and available public information and on discussions with the Company’s management.

For purposes of the Optimistic Case Forecast DCF Valuation Analysis, American Appraisal (i) applied a discount rate ranging from 12.0% to 14.0% and (ii) applied a market multiple to forecasted fiscal year 2007 EBITDA of 10.0x based on the current public market valuation for the Company and the public market valuations of the Public Guideline Companies and taking into account the perpetual growth rate of the Company’s cash flows beyond 2007 implied by these exit multiples. The EBITDA multiples selected for the Optimistic Case Forecast analysis are greater than those of the Base Case Forecast analysis because of the greater long term growth expectations inherent in the Optimistic Case Forecast.

Public Guideline Company Valuation Analysis—Similar to the Base Case Forecast valuation scenario, American Appraisal reviewed and analyzed the Company’s historical financial operating and financial condition history and the Company’s Optimistic Case Forecast taking into account the effects of the Transaction for the purpose of comparing such information to the historical and projected financial data and market valuations of the Public Guideline Companies.

From this data and information regarding the Public Guideline Companies, American Appraisal applied market multiples to the Company’s forecasted 2005 revenue and EBITDA of the Optimistic Case Forecast, taking into account the effects of the Transaction. From the foregoing market multiple information, a revenue market multiple of 0.35x and an EBITDA market multiple of 10.0x were applied to the Optimistic Case Forecast to arrive at a market value of the Company’s TIC.

None of the Public Guideline Companies is identical to the Company. Therefore, American Appraisal’s determination of the range of public market valuation multiples of the Company for both the Base Case Forecast and Optimistic Case Forecast involved a complex set of considerations and judgments concerning differences in the financial and operating characteristics of the Company and the Public Guideline Companies as well as other factors that could affect their public trading value.

Optimistic Case Forecast Valuation Range. After giving 50% weight each to the results of the foregoing DCF Valuation Analysis and Public Guideline Company Valuation Analysis, adding excess restricted cash to such weighted value and subtracting from such weighted value the market value of the Company’s current debt capital taking into account the effects of the Transaction (assumed to be equivalent to the current stated or book value), American Appraisal concluded that the market value of the Company’s Common Stock ranged from $9.15 per share to $9.59 per share (based on 20,863,000 shares outstanding, such amount based on completion of the Transaction and assuming 3,125,000 shares issued as a result of the Rights Offering).

Conclusions. Based on the foregoing analysis of the public stock market price of the Common Stock and a valuation analysis of (i) the Series A Preferred Stock, (ii) the Series B Preferred Stock, (iii) the Common Stock not taking into effect the Transaction, (iv) the Common Stock taking into effect the Transaction, (v) the shares of Common Stock offered in exchange for Series A Preferred Stock in connection with the Series A Exchange and (vi) the shares of Common Stock offered in exchange for Series B Preferred Stock in connection with the Series B Exchange, American Appraisal concluded the following:

•	The market value of a share of Series A Preferred Stock is reasonably equivalent to the market value of 109.35 shares of Common Stock and 109.35 to 1 represents a fair exchange ratio for the Series A Exchange;

•	The market value of a share of Series B Preferred Stock is reasonably equivalent to, if not greater, than the market value of 100 shares of Common Stock to be offered in exchange for one share of Series B Preferred Stock and represents a fair exchange ratio for the Series B Exchange; and

•	The market value of the Common Stock taking into account the effects of the Transaction is greater than the market value of the Common Stock not taking into effect the Transaction (but assuming exercise of the Put Option) because completing the Transaction on schedule will better enable the Company to implement its current operating and revenue growth strategy.

The Company selected American Appraisal as its financial advisor in connection with the Transaction based upon American Appraisal’s reputation and valuation expertise. American Appraisal is the nation’s largest independent valuation consulting company and serves the valuation requirements of its clients worldwide. American Appraisal’s expertise extends from the valuation of business enterprises to the appraisal of an entity’s underlying real and personal property assets for purposes of sale/purchase, ESOPs, estate planning, buy-sell agreements, gifting and tax reporting, among a variety of other requirements.

American Appraisal was retained to act as financial advisor to the Company in connection with the Transaction and will receive a flat fee for its services. The Company has agreed to indemnify American Appraisal for certain liabilities arising out of its engagement. None of the fees paid to American Appraisal in connection with its fairness opinion are contingent on the completion of the Transaction. Except as may be required by law, stockholders unaffiliated with the Company will not be granted access to the Company’s or American Appraisal’s corporate files in connection with the Transaction. In addition, stockholders unaffiliated with the Company will not be able to obtain separate counsel or appraisal services at the expense of the Company.

Interests of Certain Directors and Officers in the Transaction

In considering the recommendation of the Board, stockholders should be aware that Directors Robert E. Price, James F. Cahill, Murray L. Galinson, Jack McGrory and Angel Losada M., as a result of their relationships with the Series B Holders and the Series A Holders, have relationships or interests in the Transaction that are different from the interests of other stockholders and that may present actual or potential conflicts of interests. As a result of the Private Placement, the Current Obligation Exchange, the Series B Exchange, the Series A Exchange, the potential purchase of Common Stock in connection with Rights Offering Issuance, these directors may increase their proportionate ownership in the Company’s Common Stock relative to other stockholders and will participate in Common Stock issuances unavailable to other stockholders, which are benefits from the Transaction not shared on a pro rata basis by all stockholders.

Other than as described above and payments made to directors and officers in their capacities as such, no payments or benefits will be paid to the Company’s directors or officers as a result of the Transaction.

Board and Special Committee Approval

Section 144 of the Delaware General Corporation Law governs “related party transactions” or transactions in which a board member or officer of a corporation has a direct or indirect financial interest. Delaware law provides that such transactions are not void or voidable even if the interested director is present at, participates in and votes on the transaction: (i) if the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is approved in good faith by the vote of the stockholders.

Further, as a result of the Common Stock being listed on Nasdaq, the Company must also comply with Nasdaq Rule 4350(h), which governs “related party transactions.” This rule states that all “related party transactions” (as defined by Regulation S-K) must be approved by the listed company’s audit committee or another independent body of the board of directors.

As a result of their interest in the Series B Holders and the Series A Holders, Directors Robert E. Price, James F. Cahill, Murray L. Galinson, Jack McGrory and Angel Losada M. (the “Interested Directors”) each have a financial interest in the transactions contemplated by the Transaction. In compliance with applicable Delaware law and Nasdaq rules, on September 3, 2004, the Common Stock Issuances were unanimously approved by the Special Committee and the Amendment was subsequently approved by the Board. The Company believes that the Transaction, if approved by the Company’s common stockholders, will be made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. For a description of the interests of the Interested Directors, please see “—Interests of Certain Directors and Officers in the Transaction” on page     , “Securities Ownership of Certain Beneficial Owners and Management” on page      and “Certain Transactions” on page     .

The Company’s Code of Business Conduct and Ethics prohibits the Company from entering into transactions that would represent a conflict of interest unless the Board approves a waiver of the conflict. Waivers of the Code are granted on a case-by-case basis, are limited in scope and are granted only when such waivers are in the best interests of the Company. Waivers of the Code for any Board member, executive officer or other principal officer may be made only by the Board and must be promptly disclosed to the public. Because the Transaction involves potential conflicts of interest for the Interested Directors, waivers of the conflict of interest and the Code were required.

On August 30, 2004, the Board approved the Bridge Loan notwithstanding certain directors’ conflict of interest and the Audit Committee of the Company’s Board approved the Bridge Loan notwithstanding the related-party nature of the transactions. Also, on August 30, 2004, the Company’s Board of Directors, with interested directors abstaining, waived inconsistencies with the Code as they relate to the Bridge Loan. Further, on September 1, 2004, the Company’s Board of Directors, with interested directors abstaining, waived inconsistencies with the Company’s Code as they relate to the Transaction, and the Audit Committee of the Company’s Board approved the Transaction notwithstanding the related-party nature of the transactions, with both such approvals being subject to approval of the Special Committee of the Transaction. As stated above, on September 3, 2004, the Special Committee, after receipt of the fairness opinion delivered to the Special Committee as to the fairness, from a financial point of view, to the Company’s unaffiliated holders of Series A Preferred Stock and Common Stock, unanimously approved the Common Stock Issuances and the Board subsequently approved the Amendment. In compliance with Nasdaq Rule 4350(n), which requires that any waivers of a company’s code of ethics be disclosed in a Current Report on Form 8-K within five days of the waiver, the Company disclosed the Board’s decision to waive the Code with respect to the approval of the Bridge Loan and Transaction in the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2004.

Stockholder Approval

As stated in more detail above, the Transaction is a comprehensive, integrated plan designed to improve many aspects of the overall financial health of the Company. Each aspect of the Transaction is conditioned on stockholder approval of all other elements of the Transaction. Accordingly, if stockholders fail to approve any of the proposals, then neither the Company nor the Series B Holders will be obligated to proceed with the Transaction or any transaction related to the Transaction.

Nasdaq Approval. Companies with shares listed on the Nasdaq National Market are required to comply with Nasdaq Marketplace Rules. Rule 4350(i)(1)(D) requires Nasdaq-listed companies to obtain stockholder approval prior to the issuance of common stock, or securities convertible or exercisable for common stock, equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance, at a price less than the greater of book or market value of the stock, subject to certain exceptions not applicable to the various elements of the Transaction. On September 20, 2004, the Company had 7,339,810 shares of Common Stock outstanding. Each issuance of Common Stock contemplated by the Transaction involves an issuance by the Company of greater than 20% of the Common Stock outstanding before such issuance. Further, as of May 31, 2004, the Company’s book value was in excess of $10 per share of Common Stock, which is the highest issuance price contemplated by the Transaction. Therefore, the Company is soliciting stockholder approval for each of the issuances of Common Stock contemplated by the Transaction to comply with the application of the 20% Rule.

The Company satisfied the requirements of Section 144 of the Delaware General Corporation Law with the unanimous vote of the Special Committee in favor of the Common Stock Issuances. Stockholder approval of the Transaction provides a second means of satisfying the requirements of Section 144. Approval of the Transaction requires the affirmative vote of a majority of the total votes cast on each of the Common Stock Issuances and the affirmative vote of the majority of the Common Stock outstanding for the Amendment. Abstentions and “broker non-votes” will not be counted as votes cast for purposes of approving the Common Stock Issuances and will have the same effect as a vote cast against the Amendment.

PROPOSAL 1

THE PRIVATE PLACEMENT

The Proposal

The Private Placement will involve the issuance by the Company of up to 3,187,329 shares of Common Stock to the Price Group at $8 per share. The purchase price will be paid through the cancellation of the $25.0 million Bridge Loan extended by the Price Group to the Company, together with accrued and unpaid interest thereon. This issuance will exceed 20% of the Common Stock outstanding immediately prior to the issuance and will be at a price per share below the greater of market or book value per share of the Company’s Common Stock. Therefore, the Company is soliciting stockholder approval as a condition to the Private Placement in order to comply with Nasdaq requirements.

General Effect

The issuance of shares as required by this Proposal 1 will be dilutive to holders of Common Stock with respect to their percentage ownership and voting power. If any proposal in this Proxy statement is defeated, the Company will have to repay the Bridge Loan at the end of its term, along with any accrued and unpaid interest.

Vote Required

The approval of the Common Stock issuance associated with the Private Placement requires the affirmative vote of the majority of the total votes cast on the proposal either in person or by proxy. An abstention or “broker non-vote” is not counted as a vote cast on the proposal in person or by proxy.

Recommendation of the Special Committee

The Special Committee recommends that stockholders vote FOR the approval of the common stock issuance associated with the Private Placement. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

PROPOSAL 2

THE SERIES B EXCHANGE

The Proposal

The Series B Exchange requires the issuance by the Company of 2,200,000 shares of Common Stock in exchange for all of the outstanding Series B Preferred Stock of the Company. This issuance will exceed 20% of the Common Stock outstanding immediately prior to the issuance and will be at a price per share below the greater of market or book value per share of the Company’s Common Stock. Therefore, the Company is soliciting stockholder approval as a condition to the Series B Exchange in order to comply with Nasdaq requirements.

General Effect

The issuance of shares as required by this Proposal 2 will be dilutive to holders of Common Stock with respect to their percentage ownership and voting power. This issuance will increase net income (loss) before taxes available to the Company’s common stockholders through the elimination of dividends accruing on the Series B Preferred Stock and will also eliminate the liquidation preference associated with the Series B Preferred Stock.

Vote Required

The approval of the Common Stock issuance associated with the Series B Exchange requires the affirmative vote of the majority of the total votes cast on the proposal either in person or by proxy. An abstention or “broker non-vote” is not counted as a vote cast on the proposal in person or by proxy.

Recommendation of the Special Committee

The Special Committee recommends that stockholders vote FOR the approval of the common stock issuance associated with the Series B Exchange. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

PROPOSAL 3

THE CURRENT OBLIGATION EXCHANGE

The Proposal

The Current Obligation Exchange requires the issuance by the Company of up to 2,625,070 shares of Common Stock in exchange for amounts outstanding, including any accrued and unpaid interest, on the Vendor Financing and the Deposit. This issuance will exceed 20% of the Common Stock outstanding immediately prior to the issuance and will be at a price per share below the greater of market or book value per share of the Company’s Common Stock. Therefore, the Company is soliciting stockholder approval as a condition to the Current Obligation Exchange in order to comply with Nasdaq requirements.

General Effect

The issuance of shares as required by this Proposal 3 will be dilutive to holders of Common Stock with respect to their percentage ownership and voting power. This issuance will increase the Company’s net income (loss) through the reduction of interest expense associated with the Vendor Financing and the Deposit and will improve the Company’s balance sheet, including its “current ratio.”

Vote Required

The approval of the Common Stock issuance associated with the Current Obligation Exchange requires the affirmative vote of the majority of the total votes cast on the proposal either in person or by proxy. An abstention or “broker non-vote” is not counted as a vote cast on the proposal in person or by proxy.

Recommendation of the Special Committee

The Special Committee recommends that stockholders vote FOR the approval of the common stock issuance associated with the Current Obligation Exchange. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

PROPOSAL 4

THE RIGHTS OFFERING

The Proposal

The Rights Offering could require the issuance by the Company of up to 15,791,477 shares of Common Stock. This issuance would exceed 20% of the Common Stock outstanding immediately prior to the issuance and will be at a price per share below the greater of market or book value per share of the Company’s Common Stock. Therefore, the Company is soliciting stockholder approval as a condition to the Rights Offering in order to comply with Nasdaq requirements.

General Effect

Holders of Common Stock may be diluted with respect to their percentage ownership and voting power depending on the extent to which individual stockholders participate in the Rights Offering. This issuance will provide holders of Common Stock not affiliated with the Company or the Series A Holders not affiliated with the Prices an opportunity to purchase additional shares of Common Stock and maintain a portion, if not all, of their proportionate interest in the Common Stock following the dilutive effect of the Private Placement, the Series B Exchange, the Current Obligation Exchange and the Series A Exchange. This issuance will also provide the Company with long-term financing through an equity offering to the Company’s common stockholders. Stockholders who do not participate in the Rights Offering will be diluted as a result of the Common Stock issuance associated with the Rights Offering.

Vote Required

The approval of the Common Stock issuance associated with the Rights Offering requires the affirmative vote of the majority of the total votes cast on the proposal either in person or by proxy. An abstention or “broker non-vote” is not counted as a vote cast on the proposal in person or by proxy.

Recommendation of the Special Committee

The Special Committee recommends that stockholders vote FOR the approval of the common stock issuance associated with the Rights Offering. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

PROPOSAL 5

THE RIGHTS OFFERING PURCHASE

The Proposal

If upon termination of the $7 Right period, the Company has not received at least $25.0 million in proceeds from the Rights Offering, the Price Group will purchase from the Company the number of shares of Common Stock equal to the Shortfall, if any, divided by $8, at a price of $8 per share. If the Rights Offering is 0% subscribed during the $7 Right period, the Rights Offering Purchase will require the issuance by the Company of up to 3,125,000 shares of Common Stock. This issuance would exceed 20% of the Common Stock outstanding immediately prior to the issuance and will be at a price per share below the greater of market or book value per share of the Company’s Common Stock. Therefore, the Company is soliciting stockholder approval as a condition to the Rights Offering Purchase in order to comply with Nasdaq requirements.

General Effect

The issuance of shares, if any, as required by this Proposal 5 will be dilutive to holders of Common Stock with respect to their percentage ownership and voting power. This issuance will ensure that the Company will receive, at a minimum, $25.0 million of new equity financing through either the Rights Offering or the Rights Offering Purchase.

Vote Required

The approval of the Common Stock issuance associated with the Rights Offering Purchase requires the affirmative vote of the majority of the total votes cast on the proposal either in person or by proxy. An abstention or “broker non-vote” is not counted as a vote cast on the proposal in person or by proxy.

Recommendation of the Special Committee

The Special Committee recommends that stockholders vote FOR the approval of the common stock issuance associated with the Rights Offering Purchase. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

PROPOSAL 6

THE SERIES A EXCHANGE

The Proposal

The Company will offer to exchange shares of Common Stock, valued for such purpose at a price of $10 per share, for all of the outstanding shares of the Company’s Series A Preferred Stock at its initial stated valued plus all accrued and unpaid dividends. The Series A Exchange could require the issuance by the Company of up to 2,226,886 shares of Common Stock. This issuance would exceed 20% of the Common Stock outstanding immediately prior to the issuance and will be at a price per share below the greater of market or book value per share of the Company’s Common Stock. Therefore, the Company is soliciting stockholder approval as a condition to the Series A Exchange in order to comply with Nasdaq requirements.

General Effect

The issuance of shares as required by this Proposal 6 will be dilutive to holders of Common Stock with respect to their percentage ownership and voting power. To the extent that the Series A Holders elect to participate in the Series A Exchange, this issuance will increase net income (loss) before taxes available to the Company’s common stockholders through the elimination of dividends accruing on the Series A Preferred Stock and will also eliminate the liquidation preference associated with the Series A Preferred Stock.

Vote Required

The approval of the Common Stock issuance associated with the Series A Exchange requires the affirmative vote of the majority of the total votes cast on the proposal either in person or by proxy. An abstention or “broker non-vote” is not counted as a vote cast on the proposal in person or by proxy.

Recommendation of the Special Committee

The Special Committee recommends that stockholders vote FOR the approval of the common stock issuance associated with the Series A Exchange. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

PROPOSAL 7

APPROVAL OF THE AMENDMENT

Proposed Amendment

The Certificate, as currently in effect, provides that the Company is authorized to issue 20,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. In September 2004, the Board authorized the Amendment to increase the authorized number of shares of Common Stock to 40,000,000 shares. The Amendment will make no change in the number of authorized shares of Preferred Stock.

If adopted, the Amendment would cause the first paragraph of Article Fourth of the Certificate to read as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 42,000,000, which shall consist of 40,000,000 shares of Common Stock, each having a par value of $.0001 (the “Common Stock”), and 2,000,000 shares of Preferred Stock, each having a par value of $.0001 (the “Preferred Stock”).”

As of May 31, 2004, the Company had 7,362,005 shares of Common Stock issued and outstanding, 20,000 shares of Series A Preferred Stock issued and outstanding, which were convertible into 572,453 shares of Common Stock, 22,000 shares of Series B Preferred Stock issued and outstanding, which were convertible into 1,178,700 shares of Common Stock, 1,181,114 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options and 152,646 shares of Common Stock reserved for future grants under the Company’s stock option plans.

Purpose and Effect of Amendment

Despite the recent increase in the number of the Company’s authorized shares of Common Stock, the Company does not have sufficient remaining authorized shares of Common Stock to permit all of the Common Stock issuances contemplated by the Transaction. The principal purpose of the Amendment, among others, is to authorize additional shares of Common Stock that will be available for the Company in order for it to issue shares of Common Stock as contemplated by the Transaction. If the Amendment is adopted, 20,000,000 additional shares of Common Stock will be available for issuance by the Board. Each issuance of shares as contemplated by the Transaction requires stockholder approval in accordance with the requirements of the Nasdaq Stock Market.

In addition to the shares that would be issued in the Transaction, the Amendment would authorize additional shares that could be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present holders of Common Stock. The holders of Common Stock have no preemptive rights to purchase any stock of the Company, except for preemptive rights granted to the IFC under a common stock purchase agreement entered into in April 2002. In addition, the Board’s ability to issue additional shares of stock could enhance the Board’s ability to negotiate on behalf of the stockholders in a takeover situation. Although it is not the purpose of the Amendment, the authorized but unissued shares of Common Stock (as well as the authorized but unissued shares of Preferred Stock) also could be used by the Board to discourage, delay or make more difficult a change in the control of the Company. For example, such shares could be privately placed with purchasers who might align themselves with the Board in opposing a hostile takeover bid. The issuance of additional shares could serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock. The Company has previously adopted certain measures that may have the effect of delaying or preventing an unsolicited takeover attempt, including provisions of the Certificate authorizing the Board to issue Preferred Stock with terms, provisions and rights fixed by the Board. The Board is not aware of any pending or proposed effort to acquire control of the Company other than the change in control that may result from the Transaction.

Vote Required

The approval of the Amendment requires the affirmative vote of a majority of the outstanding Common Stock. An abstention or “broker non-vote” is not an affirmative vote and therefore will have the same effect as a vote against the proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the approval of the Amendment. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock, the Series A Preferred Stock, and the Series B Preferred Stock, as of May 31, 2004 by (1) each of the Company’s directors, (2) the Company’s Interim Chief Executive Officer, former Chief Executive Officer and four most highly compensated executive officers (other than the Interim Chief Executive Officer and former Chief Executive Officer) who were serving as executive officers at the end of the last completed fiscal year, (3) each person who is known by the Company to own beneficially more than 5% of the Common Stock and (4) all directors and executive officers as a group.

	Number of Shares Beneficially Owned (2)			Percentage of Shares Beneficially Owned
Name and Address (1)	Common Stock	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Series A Preferred Stock	Series B Preferred Stock
Robert E. Price (3)(4)	3,277,210	1,100	15,000	40.2%	5.5%	68.2%
Gilbert A. Partida (5)	150,234	—	—	2.0	—	—
James F. Cahill (3)(6)	2,286,030	1,100	10,000	28.9	5.5	45.5
Murray L. Galinson (3)(7)	2,236,287	1,100	10,000	28.3	5.5	45.5
Katherine L. Hensley (8)	20,478	—	—	*	—	—
Leon C. Janks (9)	19,312	—	—	*	—	—
Lawrence B. Krause (10)	19,412	—	—	*	—	—
Angel Losada M. (11)	400,600	15,000	—	5.2	75.0	—
Jack McGrory (3)(12)	2,231,287	1,100	10,000	28.2	5.5	45.5
Edgar A. Zurcher (13)	761,763	—	—	10.3	—	—
Robert M. Gans (14)	50,650	—	—	*	—	—
Thomas D. Martin (15)	60,764	—	—	*	—	—
William J. Naylon (16)	33,100	—	—	*	—	—
Allan C. Youngberg (17)	54,600	—	—	*	—	—
Sol Price (3)(18) 7979 Ivanhoe Avenue Suite 520 La Jolla, CA 92037	2,961,597	1,650	17,000	35.8	8.3	77.3
PSC, S.A. P.O. Box 0832-1384 World Trade Center Panama, Republic of Panama	758,813	—	—	10.3	—	—
Grupo Gigante, S.A. de C.V. (19) Ave.Ejercito Nacional 769-A, Delegacion Miguel Hidalgo Col. Nueva Granada 11520 Mexico, D.F., Mexico	400,000	15,000	—	5.1	75.0	—
All executive officers and directors as a group (16 persons) (20)	4,807,136	16,100	15,000	54.8	80.5	68.2

*	Less than 1%.

(1)	Except as indicated, the address of each person named in the table is c/o PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121-1745.

(2)

Beneficial ownership of directors, executive officers and 5% or more stockholders includes both outstanding shares and shares issuable upon exercise or conversion of options, warrants or other securities that are currently exercisable or convertible or will become exercisable or convertible within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of stock beneficially owned by them.

(3)	Robert E. Price, James F. Cahill, Murray L. Galinson, Jack McGrory and Sol Price are directors of The Price Family Charitable Fund (the “Fund”). As such, for purposes of this table, they are each deemed to beneficially own 914,382 shares of Common Stock, 550 shares of Series A Preferred Stock, which are currently convertible into 14,666 shares of Common Stock, and 5,000 shares of Series B Preferred Stock, which are currently convertible into 250,000 shares of Common Stock, held by the Fund. Each of Messrs. R. Price, Cahill, Galinson, McGrory and S. Price has shared voting and dispositive powers with respect to, and disclaims beneficial ownership of, the shares held by the Fund. Messrs. R. Price, Cahill, Galinson, McGrory and S. Price also are co-managers of the Price Group. As such, for purposes of this table, they are each deemed to beneficially own 165,577 shares of Common Stock held by the Price Group and 5,000 shares of Series B Preferred Stock, which are currently convertible into 250,000 shares of Common Stock, held by the Price Group. Each of Messrs. R. Price, Cahill, Galinson, McGrory and S. Price has shared voting and dispositive powers with respect to, and disclaims beneficial ownership of, the shares held by the Price Group. In addition, Messrs. R. Price, Cahill, Galinson, McGrory and S. Price are directors of San Diego Revitalization Corp. (“SDRC”). As such, for purposes of this table, they are each deemed to beneficially own 619,046 shares of Common Stock held by SDRC and 550 shares of Series A Preferred Stock, which are currently convertible into 14,666 shares of Common Stock, held by SDRC. Each of Messrs. R. Price, Cahill, Galinson, McGrory and S. Price has shared voting and dispositive powers with respect to, and disclaims beneficial ownership of, the shares held by SDRC. If the percentages of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock beneficially owned by Messrs. R. Price, Cahill, Galinson, McGrory and S. Price were calculated without regard to the shares held by the Fund, the Price Group or SDRC, they would own 13.8%, 0.8%, 0.1%, 0.0% and 9.5%, respectively, of the Common Stock, 0.0%, 0.0%, 0.0%, 0.0% and 2.8%, respectively, of the Series A Preferred Stock, and 22.7%, 0.0%, 0.0%, 0.0% and 31.8%, respectively, of the Series B Preferred Stock.

(4)	Includes 596,067 shares of Common Stock and 3,000 shares of Series B Preferred Stock, which are currently convertible into 150,000 shares of Common Stock, held by the Robert & Allison Price Charitable Remainder Trust, of which Mr. R. Price is a trustee. Also includes 179,948 shares of Common Stock and 2,000 shares of Series B Preferred Stock, which are currently convertible into 100,000 shares of Common Stock, held by the Robert and Allison Price Trust, of which Mr. R. Price is a trustee. Also includes 22,778 shares of Common Stock held by a trust for the benefit of Mr. R. Price’s minor children, of which Mr. R. Price is a trustee.

(5)	Includes 113,229 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 500 shares of Common Stock held by Mr. Partida as custodian for his minor child (UGMA-CA). Also includes 4,825 shares of Common Stock held in a tenants in common account with two other individuals and 1,113 shares of Common Stock held in a tenants in common account with one other individual. Each of these individuals has shared dispositive power with respect to the shares in their respective accounts. Also includes 1,205 shares of Common Stock held in an Individual Retirement Account maintained by Mr. Partida’s wife. The foregoing information relating to Mr. Partida’s Common Stock ownership is based solely upon information contained in a Form 4 filed with the SEC by Mr. Partida on May 27, 2003. Mr. Partida, the Company’s former President and Chief Executive Officer, ceased employment with the Company on April 1, 2003.

(6)	Includes 4,450 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 49,368 shares of Common Stock held by a trust for the benefit of Mr. S. Price’s grandchildren, of which Mr. Cahill is a trustee. Mr. Cahill disclaims beneficial ownership of the shares held by the trust.

(7)	Includes 2,950 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(8)	Includes 15,796 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 900 shares of Common Stock held in a trust of which Ms. Hensley is a beneficiary and for which she serves as trustee.

(9)	Includes 16,596 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(10)	Includes 13,596 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 1,816 shares of Common Stock held by the Krause Family Limited Partnership, of which Mr. Krause is a general partner, and 4,000 shares of Common Stock held by the Krause Family Trust, of which Mr. Krause is a trustee.

(11)	Includes 600 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 15,000 shares of Series A Preferred Stock, which are currently convertible into 400,000 shares of Common Stock, held by Gigante, of which Mr. Losada is Vice-Chairman and Executive President. Mr. Losada also owns 13.5% of the common stock of Gigante, and together with members of his family, owns an aggregate of 69.4% of the common stock of Gigante. Mr. Losada disclaims beneficial ownership of the shares of Series A Preferred Stock held by Gigante.

(12)	Includes 2,950 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(13)	Includes 2,950 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 758,813 shares of Common Stock held by PSC, S.A., of which Mr. Zurcher is a director and 9.1% stockholder. Mr. Zurcher disclaims beneficial ownership of the shares held by PSC, S.A.

(14)	Includes 32,650 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 8,750 shares of Common Stock held for Mr. Gans’ account in a profit sharing and 401(k) plan maintained by his former employer.

(15)	Includes 36,400 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(16)	Includes 23,500 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(17)	Includes 52,400 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Mr. Youngberg, the Company’s former Executive Vice President and Chief Financial Officer, ceased employment with the Company on September 1, 2003.

(18)	Includes 368,594 shares of Common Stock, 550 shares of Series A Preferred Stock, which are currently convertible into 14,666 shares of Common Stock, and 7,000 shares of Series B Preferred Stock, which are currently convertible into 350,000 shares of Common Stock, held by the Sol and Helen Price Trust, of which Mr. S. Price is a trustee.

(19)	Includes 15,000 shares of Series A Preferred Stock, which are currently convertible into 400,000 shares of Common Stock. The foregoing information is based solely upon information contained in a Schedule 13D filed with the SEC by Gigante on January 31, 2002.

(20)	See notes (3), (4) and (6)-(16). Also includes (a) 26,768 shares of Common Stock beneficially owned by Brud E. Drachman, 24,874 of which are subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table, (b) 19,138 shares of Common Stock beneficially owned by John D. Hildebrandt, 15,400 of which are subject to options that are currently exercisable or will become exercisable within days after the date of this table, and (c) 15,296 shares of Common Stock beneficially owned by Edward Oats, 14,016 of which are subject to options held by Mr. Oats that are currently exercisable or will become exercisable within 60 days after the date of this table.

CERTAIN TRANSACTIONS

Relationships with the Price Family

Sol Price beneficially owns approximately 35.8% of the outstanding Common Stock. Sol Price is the father of Robert E. Price, the Chairman of the Board and Interim President and Chief Executive Officer of the Company. Robert E. Price beneficially owns approximately 40.2% of the outstanding Common Stock, including shares that may be deemed to be beneficially owned by Sol Price. Sol Price and Robert E. Price together beneficially own approximately 47.1% of the outstanding Common Stock. In addition, Sol Price beneficially owns approximately 8.3% of the outstanding Series A Preferred Stock and Robert E. Price beneficially owns approximately 5.5% of the outstanding Series A Preferred Stock, including shares that may be deemed to be beneficially owned by Sol Price. Sol Price and Robert E. Price together beneficially own approximately 8.3% of the outstanding Series A Preferred Stock, which is convertible, at the holder’s option, into approximately 1% of the outstanding Common Stock.

Sale of Series B Preferred Stock. In July 2003, entities affiliated with Sol Price and Robert E. Price purchased an aggregate of 22,000 shares, representing all of the outstanding shares, of Series B Preferred Stock for an aggregate purchase price of $22.0 million. Sol Price beneficially owns approximately 77.3% of the outstanding Series B Preferred Stock, and Robert E. Price beneficially owns approximately 68.2% of the outstanding Series B Preferred Stock, including some shares that may be deemed to be beneficially owned by Sol Price. Sol Price and Robert E. Price together beneficially own all of the outstanding Series B Preferred Stock, which is convertible, at the holder’s option, into approximately 13.8% of the outstanding Common Stock.

Sale of Common Stock. In October 2003, entities affiliated with Sol Price and Robert E. Price purchased an aggregate of 500,000 shares of Common Stock for an aggregate purchase price of $5.0 million.

Relationship with Price Legacy Corp. Sol Price has beneficial ownership through the Price Group and various family and charitable trusts of approximately 28.0% of the common stock (the “Price Legacy Common Stock”) of Price Legacy, formerly known as Price Enterprises, Inc. (“PEI”). Robert E. Price beneficially owns approximately 25.5% of the Price Legacy Common Stock, including shares that may be deemed to be beneficially owned by Sol Price, and served as the Chairman of the Board of PEI until November 1999. Collectively, Sol Price, Robert E. Price and parties affiliated with them, including the Price Group, beneficially own an aggregate of approximately 37.6% of the Price Legacy Common Stock. James F. Cahill, Murray L. Galinson and Jack McGrory, directors of the Company, beneficially own approximately 16.4%, 16.1% and 15.9%, respectively, of the Price Legacy Common Stock, including shares that may be deemed to be beneficially owned by Sol Price and Robert E. Price. In addition, each is a director of Price Legacy and Jack McGrory serves as Chairman, President and Chief Executive Officer of Price Legacy.

On March 26, 2004, the Company moved into its new headquarters located in San Diego, CA. Prior to this move, the Company leased office space from Price Legacy to house its headquarters. In April 2004, the Company received $500,000 from its then landlord, Price Legacy, as an incentive to terminate early the lease of its headquarters. For the nine months ended May 31, 2004, the Company paid Price Legacy $194,000 in rent.

Relationships with the Price Group. In February 2004, the Company entered into an agreement with the Price Group which provided the Company with up to $10.0 million of purchase order financing. Directors Robert E. Price, James F. Cahill, Murray L. Galinson and Jack McGrory are managers of the Price Group and collectively own more than 80% of that entity. The agreement allows the Price Group to place a lien on merchandise inventories in the United States as security for such financing. Interest accrues at a rate of 1% per month. As of May 31, 2004, approximately $6.7 million was owed under this agreement and the Company has incurred approximately $96,000 of interest expense. In July 2004, this agreement was amended to increase the funds available by the Price Group by $5.0 million (to a total of $15.0 million) for purchase order financing. This additional funding is secured by the Company’s pledge of shares of its wholly-owned Panamanian subsidiary, PriceSmart Real Estate Panama, S.A.

In May 2004, the Company entered into another agreement with the Price Group to sell the real estate and improvements owned by the Company in Santiago, Dominican Republic. The purchase price will be the fair market value of the property and improvements as determined by an independent appraiser. Under the terms of the agreement the Price Group made an initial payment of $5.0 million, with the balance to be paid upon closing, and if the closing does not occur for any reason, the initial payment shall be returned to the Price Group, plus accrued interest at the rate of 8% per annum. The agreement is subject to several contingencies, including the right of each party to terminate the agreement after receipt of the final appraisal report, and the approval by the Board of the final terms of the agreement. This Agreement was to terminate on August 31, 2004. However, on August 30, 2004, this agreement was extended for an additional 90 days.

Use of Private Plane. From time to time members of the Company’s management used a private plane owned in part by PFD Ivanhoe, Inc. (“PDF Ivanhoe”) to travel to business meetings in Central America and the Caribbean. The Price Group owns 100% of the stock of PFD Ivanhoe, and Sol Price and James F. Cahill are officers of PFD Ivanhoe. The Price Group’s members include Sol Price, Robert E. Price, James F. Cahill, Murray Galinson and Jack McGrory. Prior to March 2003, when the Company used the plane, it reimbursed PFD Ivanhoe for a portion of a fixed management fee and additional expenses PFD Ivanhoe incurred based on the number of hours flown, and also reimbursed PFD Ivanhoe for direct charges associated with use of the plane, including landing fees, international fees and catering. Since March 2003, the Company reimburses PFD Ivanhoe based on the amounts the passengers would have paid if they had flown a commercial airline. During fiscal 2003, the Company paid PFD Ivanhoe $137,483 to cover the costs associated with the Company’s use of the plane and approximately $50,200 for the nine months ended May 31, 2004.

Put Option Agreement. On December 15, 2003, the Company entered into an agreement with the Sol and Helen Price Trust, a trust affiliated with Sol Price, giving the Company the right to sell all or a portion of specified real property to the Trust at any time on or prior to August 31, 2004 at a price equal to the Company’s net book value for the respective properties and upon other commercially reasonable terms. The specified real property covers both the land and building at nine warehouse club locations. As of August 31, 2003, the net book value of this real property was approximately $54.8 million with approximately $33.1 million of encumbrances. Under the terms of the agreement, the Company would have the option, but not the obligation, to lease back one or more warehouse club buildings at an annual lease rate equal to 9% of the selling price for the building and upon other commercially reasonable terms. On August 30, 2004, this agreement was extended for an additional 90 days.

Promissory Notes

In July 1999, Allan C. Youngberg purchased 3,658 shares of Common Stock pursuant to the stock purchase feature of the 1998 Equity Compensation Plan of PriceSmart, Inc. (the “1998 Plan”). In connection with this purchase, Mr. Youngberg delivered to the Company a recourse promissory note in the amount of $149,978. The note bore interest at a rate of 5.85% per annum and had a term of six years. Under Mr. Youngberg’s severance agreement, the Company agreed to accept 3,658 shares of the Common Stock then owned by Mr. Youngberg in partial satisfaction of Mr. Youngberg’s promissory note and to forgive the balance of the obligation owed by Mr. Youngberg to the Company under the promissory note.

In August 1998, Brud E. Drachman, Thomas D. Martin and Edward Oats purchased 1,894, 10,000 and 1,180 shares of Common Stock, respectively, pursuant to the stock purchase feature of the 1998 Plan. These officers delivered to the Company promissory notes in the amounts of $19,357, $108,500 and $12,803, respectively. In August 1998, the Gans Blackmar Stevens Profit Sharing Plan FBO Robert M. Gans purchased 8,750 shares of Common Stock pursuant to the stock purchase feature of the 1998 Plan and delivered to the Company a promissory note in the amount of $94,937.50. In August 1998, William J. Naylon purchased 7,500 shares of Common Stock pursuant to the stock purchase feature of the 1998 Plan and delivered to the Company a promissory note in the amount of $81,375. In April 2000, John Hildebrandt purchased 3,738 shares of Common Stock pursuant to the stock purchase feature of the 1998 Plan and delivered to the Company a promissory note in the amount of $149,987. The promissory notes delivered by Messrs. Drachman, Martin, Naylon and Oats, and the Gans Blackmar Stevens Profit Sharing Plan initially were non-recourse notes and bore interest at a rate of 6% per annum and had terms of six years. These notes were amended in June 1999 to become recourse notes, bearing interest at a rate of 5.85%. Mr. Hildebrandt’s note is also a recourse note, with a six year term bearing interest at a rate of 5.85%. The initial principal amount on Mr. Hildebrandt’s promissory note remains outstanding, and becomes immediately due and payable upon the termination of his employment for any reason.

In August 2004, upon the expiration of term of their respective promissory notes, Messrs. Drachman, Martin, Oats and Naylon, and the Gans Blackmar Stevens Profit Sharing Plan FBO Mr. Gans, paid all remaining principal and interest due under the notes as follows: Mr. Drachman paid the Company $5,038.36 and delivered to the Company 1,894 shares of Common Stock, valued at $7.56 per share (the closing price of the Common Stock on August 6, 2004); Mr. Martin paid the Company $51,800 and delivered to the Company 7,500 shares of Common Stock, valued at $7.56 per share; Mr. Oats paid to the Company $3,882 and delivered to the Company 1,180 shares of the Common Stock, valued at $7.56 per share; Mr. Naylon paid to the Company $59,670 and delivered to the Company 2,871 shares of Common Stock; valued at $7.56 per share; and the Gans Blackmar Stevens Profit Sharing Plan FBO Mr. Gans paid to the Company $28,787 and delivered to the Company 8,750 shares of Common Stock, valued at $7.56 per share.

Relationships with Edgar A. Zurcher

Edgar A. Zurcher has been a director of the Company since November 2000 and a director and officer of PSMT Caribe, Inc. since its inception in December 1998. During fiscal 2004, the Company had the following transactions and relationships with either Mr. Zurcher or with entities with which he was affiliated:

Other Relationships. Mr. Zurcher, is a partner in a law firm that the Company utilizes in legal matters with which it has incurred legal expenses of approximately $104,000 for the nine months ended May 31, 2004. Mr. Zurcher also rents retail space from the Company, through an entity that operates Payless ShoeSource retail stores in Latin America and the Caribbean. The Company has recorded approximately $538,000 in rental income for this space for the nine months ended May 31, 2004. The Company also receives rental income from Banca Promerica, of which Mr. Zurcher is chairman, for the rental of retail space for bank branches. The Company has recorded approximately $216,000 of rental income for this space.

Relationships with PSC, S.A.

PSC, S.A. beneficially owns approximately 10.3% of the outstanding Common Stock. In addition, Mr. Zurcher is a director and 9.1% stockholder of PSC, S.A. In August 2002, the Company entered into a joint venture agreement with PSC, S.A. to form a new subsidiary to construct and operate a warehouse store in Nicaragua. The Company owns a 51% interest and PSC, S.A. owns the remaining 49% interest in the subsidiary. In connection with the joint venture, in September 2002, PSC, S.A. purchased 79,313 shares of Common Stock from the Company at a price of $33.50 per share, which is equivalent to the Company’s capital investment in the joint venture.

Relationships with Grupo Gigante, S.A. and Angel Losada M.

Gigante beneficially owns approximately 5.1% of the outstanding Common Stock and 75.0% of the outstanding Series A Preferred Stock. In January 2002, the Company entered into a 50/50 joint venture with Gigante to construct and operate warehouse stores in Mexico. In addition, Angel Losada M., one of the directors of the Company, is currently Chairman of the Board of Directors and Executive President of Gigante. Mr. Losada also owns 13.5% of the common stock of Gigante, and together with members of his family, owns an aggregate of 69.4% of the common stock of Gigante. In the first nine months of fiscal 2004, Gigante purchased an aggregate of approximately $521,000 of products from PriceSmart Mexico, the 50/50 joint venture subsidiary in Mexico.

STOCKHOLDER PROPOSALS

A proposal to be considered for inclusion in the Company’s proxy statement for the next annual meeting must have been received by the Secretary of the Company by August 26, 2004 to have been considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. A stockholder proposal submitted after November 9, 2004 will not be considered timely. Holders of Proxies which expressly confer discretionary authority may vote for or against an untimely proposal.

OTHER MATTERS

The Board does not know of any matter to be presented at the Special Meeting which is not listed on the Notice of Special Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN

THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Robert M. Gans Secretary

Dated:                     , 2004

ANNEX A

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September 3, 2004

The Special Committee to the Board of Directors

PriceSmart, Inc.

9740 Scranton Road

San Diego, California 92121

Dear Members of the Special Committee:

American Appraisal Associates, Inc. (“American Appraisal”) has acted as financial advisor to the Special Committee of Independent Directors of the Board of Directors (the “Special Committee”) of PriceSmart, Inc. (“PSI”) for the sole purpose of rendering our opinion (the “Opinion”) to the Special Committee and to PSI as to the fairness, from a financial point of view, to the unaffiliated common stockholders of PSI (the “Unaffiliated Stockholders”), of the terms and conditions of proposed financing transactions of PSI (“Financing Transactions”).

Financial Transactions

We have been advised that the proposed terms of the Financing Transactions are broadly outlined as follows:

•	PSI will execute a private placement of shares of PSI common stock, par value $.0001 per share (“Common Stock”), at a price of $8.00 per share to The Price Group, LLC, a California limited liability company (“TPG”) (the “Private Placement”) to be funded through the conversion of principal and interest on a $25 million bridge loan extended to PSI by TPG on August 31, 2004 (the “Bridge Loan”), such loan bearing interest at 8% per annum with a term of two years. The converted shares of Common Stock are to be registered by PSI with the Securities and Exchange Commission (the “SEC”) for resale by TPG;

•	PSI will issue an aggregate of 2,200,000 shares of Common Stock to the Sol and Helen Price Trust, the Price Family Charitable Fund, the Robert and Allison Price Charitable Remainder Trust, the Robert and Allison Price Trust 1/10/75 (collectively the “Price Trusts”) and TPG (collectively, with the Price Trusts, the “Series B Holders”) in exchange for all the outstanding shares of PSI’s 8% Series B Cumulative Convertible Redeemable Preferred Stock, $.0001 par value per share (the “Series B Preferred Stock”) (the “Series B Exchange”), such shares of Common Stock to be registered with the SEC by PSI (the holders of the Series B Preferred Stock will effectively waive all accrued and unpaid dividends);

•	PSI will issue shares of Common Stock at $8.00 per share to TPG in exchange for the repayment in full of (i) all unpaid principal and accrued interest on vendor financing with the principal amount of up to $15.0 million and (ii) the initial payment and all accrued interest on a $5.0 million deposit, both extended to PSI by TPG (the “Current Obligations Exchange”), such shares of Common Stock to be registered with the SEC by PSI;

•

PSI will distribute rights to all holders of record of Common Stock as of a certain date (“Rights Offering Record Date”) allowing such stockholders to purchase (i) for a period of one month, 1.5 shares of

Common Stock for each share they own as of the Rights Offering Record Date at a price of $7.00 per share (the “$7.00 Right”) and (ii) for a period of eleven months beginning after the one month period referred to in part (i) above expires, 1.5 shares of Common Stock for each share they own as of the Rights Offering Record Date at a price of $8.00 per share (the “$8.00 Right”) (together, the “Rights Offering”). The $7.00 Right and the $8.00 Right will comprise a single unit (the “Rights Unit”) and may not be separately traded. If a stockholder exercises a $7.00 Right, the related $8.00 Right will be canceled. PSI expects the Rights Units to be listed and traded on the Nasdaq National Market;

•	The Price Trusts and TPG will waive (and agree not to convey) their rights to exercise any rights granted, if any, on the shares of Common Stock to be issued to them pursuant to the Bridge Loan, the Series B Exchange and the Current Obligations Exchange, and the Sol and Helen Price Trust has agreed that it will not exercise (and will not convey) any rights it may receive on shares of Common Stock issued to it pursuant to the Series A Exchange (as defined below);

•	At the end of the first month of the Rights Offering, TPG will purchase from PSI, at the price of $8.00 per share, Common Stock in a total amount equaling the deficit, if any (the “Shortfall”), between $25.0 million and the amount of capital received by PSI through the first month of the Rights Offering (the “Rights Offering Purchase”) (If there is no deficit, there will be no such purchase.) Concurrent with such purchase of Common Stock by TPG, PSI will give to TPG a “put” option on the Common Stock so purchased by TPG, said put option giving TPG, at its election, to require PSI to purchase at any time during the thirty (30) days following the end of the $8 Rights period a number of shares equal to the lesser of (i) the dollar amount raised by PSI from the exercise of the $8 Rights, divided by $8, and (ii) the Shortfall, divided by $8, in case at a price of $8 per share;

•	PSI will (i) use $10.4 million of the proceeds received from the Bridge Loan to purchase a loan (the “IFC Philippines Loan”) extended to PSI by the International Finance Corporation (the “IFC”) keeping the loan in place with PSI as the lender and PSMT Philippines as the borrower and (ii) grant the IFC a warrant to purchase 400,000 shares of PSI Common Stock at a price of $7.00 per share (the “IFC Warrant”). The IFC will exercise the IFC Warrant with respect to 200,000 shares of PSI Common Stock by November 30, 2004, with payment of the exercise price to be made by reducing the principal amount of one of the loans extended to PSI by the IFC on a dollar-for-dollar basis (the balance of these warrants may be exercised within one year from the date of issuance in the same manner). In consideration of the purchase of the loan by PSI and the issuance by PSI of the IFC Warrant, IFC will (i) release $5.2 million of restricted cash, (ii) eliminate prepayment penalties on all loans made by the IFC to PSI, (iii) reduce the net interest cost on one of the loans extended to PSI by the IFC and (iv) assign to PSI the collateral for the IFC Philippines Loan; and

•

In consideration of the agreement by unaffiliated holders of PSI’s Series A Cumulative Convertible Redeemable Preferred Stock, par value $.0001 per share (the “Series A Preferred Stock”), to seek dismissal of a class action complaint (on behalf of themselves and all other holders of Series A Preferred Stock not affiliated with PSI), and to reduce the impact on the holders of Common Stock of dividends accruing on the Series A Preferred Stock, PSI will offer to exchange shares of Common Stock, at a price of $10.00 per share, for all the outstanding shares of Series A Preferred Stock owned by such holders at its initial stated value of $3.35 million plus all accrued and unpaid dividends on such Series A Preferred Stock (the “Series A Plaintiff Exchange”). PSI will also offer to exchange shares of Common Stock, at a price of $10.00 per share, for all the outstanding shares of Series A Preferred Stock at their initial stated value plus all accrued and unpaid dividends owned by the Price Family Charitable Fund, the Price Family Charitable Trust (an entity affiliated with Sol Price), the Sol and Helen Price Trust and Grupo Gigante, S.A. de C.V., a corporation organized under the laws of the United Mexican States (who collectively own a total of $16.65 million of Series A Preferred Stock, at its initial stated value plus all accrued and unpaid dividends on such Series A Preferred Stock), provided that such holders agree to trading restrictions for a period of one year on the shares of Common Stock offered in the exchange equivalent to volume limitations under SEC Rule 144 and such stockholders execute releases of claims they might otherwise have asserted against PSI arising from the facts alleged in the Series A plaintiffs’

complaint (collectively, with the Series A Plaintiff Exchange, the “Series A Exchange”). All Common Stock received in exchange for the Series A Preferred Stock will be eligible for participation in the Rights Offering. As of August 31, the accrued and unpaid dividends on the Series A Preferred Stock were approximately $1.867 million.

The Private Placement, the Series B Exchange, the Current Obligations Exchange, the Rights Offering, the Rights Offering Purchase and the Series A Exchange will require stockholder approval.

Scope of Engagement

In connection with our engagement, we have performed the analyses and reviews that we believe necessary to determine if the terms and conditions of the Financing Transactions are fair, from a financial point of view, to the Unaffiliated Stockholders, and to deliver our Opinion regarding fairness to the Special Committee. At the request of PSI, our engagement has included the following: (i) a review and analyses of the financial terms and conditions of the Financing Transactions and (ii) a review and evaluation of the financial condition and business and financial prospects of PSI before and after the Financing Transactions.

Upon the completion of our review and analysis, we have agreed to advise the Special Committee of our opinion as to whether, as of that date and based on and subject to the assumptions and limitations contained in our written opinion, from a financial point of view, the terms and conditions of the Financing Transactions are fair to the Unaffiliated Stockholders (the “Opinion”).

American Appraisal will be paid a fee for its services as financial advisor to PSI in connection with the engagement, a portion of which is due and payable upon the delivery of this Opinion, but none of which is contingent upon the outcome of our analysis or of the Financing Transactions.

Due Diligence and Analysis

In connection with our engagement, and in arriving at this Opinion, American Appraisal has made such reviews, studies, analyses and consultations that we deemed necessary to the engagement. Among other things, we:

(i) Reviewed the summary terms of the proposed Financing Transactions dated September 2, 2004 and draft proxy statement, dated August 23, 2004, to be submitted to the holders of Common Stock;

(ii) Reviewed selected public information and PSI’s due diligence files regarding the business of PSI and of the membership shopping warehouse club industry;

(iii) Reviewed (i) PSI’s unaudited financial statements for the 11 months period ended July 31, 2004 and (ii) other historical operating data and information of PSI including information contained in PSI’s SEC Form 10-K for year ended August 31, 2003 and SEC Form 10-Q for the quarter ended May 31, 2004;

(iv) Reviewed selected internal financial analyses and forecasts of PSI prepared by management (i) for the three year period ended August 31, 2007 and (ii) for the three year period ended August 31, 2007 after taking into effect the impact on the forecasted balance sheet and statement of operations attributed to the Financing Transactions (the “Financial Projections”);

(v) Reviewed preferred stock market dividend yields of publicly traded convertible preferred securities;

(vi) Reviewed current stock market prices and investor valuation ratios of common stocks of publicly held companies whose businesses are similar to that of PSI;

(vii) Discussed the foregoing information, where appropriate, with management of PSI; and

(viii) Conducted such analyses, studies and inquiries as we deemed appropriate for purposes of arriving at this Opinion.

Valuation Analysis

In rendering the Opinion, American Appraisal performed a valuation analysis of (i) the Series A and Series B Preferred Stock, (ii) the Common Stock prior to the Financing Transactions and (iii) the Common Stock after taking into effect the impact of the Financing Transactions on the forecasted balance sheet, statement of operations and cash flow. The foregoing valuation analyses were based on the generally accepted valuation principles used in the market and income valuation approaches, described as follows:

Public Common Stock Price—Based on analysis of the public stock market price and trading volume of the Common Stock prior to the Financing Transactions;

Market Approach—Based on (i) correlation of current stock market prices and investor valuation ratios of common stocks of publicly held companies whose businesses are similar to that of PSI and (ii) correlation of current stock market prices and dividend yields of publicly traded convertible preferred stocks of public companies; and

Discounted Cash Flow Approach—Based on the present value of PSI’s future operating cash flow as provided in the Financial Projections estimated by the management of PSI such present value determined by discounting the projected operating cash flow at a rate of return that reflects the financial and business risks of PSI.

Conditions of Opinion

In connection with the analysis underlying this Opinion, we have accepted at face value and assumed, without independent verification or investigation, the accuracy and completeness of the Financial Projections and other information and selected data made available or furnished to or otherwise reviewed by or discussed with us for purposes of this Opinion. We have not independently verified or investigated any of the assumptions, estimates, or judgments referred to in such Financial Projections, information, data and material and we are not responsible for any errors or inaccuracies in such forecasts, information, data and material. Further we have assumed that there has been no material adverse change in the assets, financial condition, business or prospects of PSI since the date of the most recent financial statements and forecasts made available to us. We also have assumed, with your consent, that PSI is currently unable to obtain additional capital from third party resources on terms that are reasonable and in the best interests of its stockholders.

With respect to financial analyses and Financial Projections provided to or otherwise reviewed by or discussed with us, we have been advised by the management of PSI that such analyses and Financial Projections have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of PSI as to the expected future results of operations and financial conditions of PSI to which such analyses or Financial Projections relate. We can give no assurances, however, that such financial analyses and Financial Projections can be realized or that actual results will not vary materially from those projected.

In connection with all Financial Projections, information, data and material provided to us by PSI, management of PSI has advised us that they have not omitted or failed to provide, or caused to be omitted or undisclosed to American Appraisal any analyses, data, material or other information necessary in order to make any financial data, material or other information provided to us by PSI not misleading in light of the circumstances under which such Financial Projections, information, data or material was provided. In the course of our review, we have not learned any specific facts that would lead us to believe that our acceptance and reliance on such Financial Projections, information and data was unreasonable.

We have not conducted or been provided with an independent going concern or liquidation appraisal of any of PSI’s underlying assets and liabilities nor have we made any physical inspection of such properties and assets.

We express no view as to, and this Opinion does not address, the relative merits of the Financing Transactions as compared to any alternative business strategies that might exist for PSI or the effect of any other transactions in which PSI might engage. In addition, we express no opinion as to what the prices at which PSI Common Stock will trade or otherwise be transferable at any time after the Financing Transactions.

The analysis we have undertaken in connection with rendering this Opinion involves the exercise of judgment on our part, as to which differences of opinion may exist. This Opinion is necessarily based on market, economic and other conditions and circumstances existing and made known to us on, and the Financial Projections, information and data made available to us as of, the date of this Opinion. Accordingly, subsequent developments may materially affect this Opinion; however, we do not have an obligation to, and have not undertaken to, update, revise or reaffirm this Opinion.

This Opinion is provided only for the information of the Special Committee in connection with and for the purposes of its evaluation of the proposed Financing Transactions. It is understood that this Opinion is limited to the fairness, from a financial point of view, to the Unaffiliated Stockholders, of the terms and conditions of the Financing Transactions and we express no opinion as to the underlying decision by the management of PSI to engage in the Financing Transactions. This Opinion is not intended to be and does not constitute a recommendation to any stockholder of PSI as to how such stockholder should vote with respect to the proposed Private Placement, the Series B Exchange, the Current Obligations Exchange, the Rights Offering, the Rights Offering Purchase and the Series A Exchange or any other terms related to the Financing Transactions. Except as contemplated hereby or as required by state or federal law, our Opinion is not to be quoted, or referred to in any written document, in whole or in part, without our prior written consent. This Opinion is intended only to supplement, not substitute for other due diligence required in connection with the proposed Financing Transactions or any related transaction.

It is understood that this Opinion is limited to the matters set forth herein as of the date hereof, and no opinion may be inferred or implied beyond the matters expressly contained herein or beyond the date hereof (forward-looking statements notwithstanding). This Opinion and the reviews, analyses, studies and consultations performed in connection herewith and therewith are (i) limited to matters within the scope of our engagement as set forth in the engagement letter, dated August 5, 2004 (the “Engagement Letter”), and (ii) subject to the covenants, representations and warranties, assumptions, limitations, and indemnifications described in the Engagement Letter. Except as required by state or federal law, it is understood, that this Opinion is not to be quoted, or referred to in any written document, in whole or in part, without our prior written consent.

Conclusion

Based upon and subject to the foregoing, our work as described above and other factors we deemed relevant, it is our opinion that as of the date hereof, the terms and conditions of the Financing Transactions are fair, from a financial point of view, to the Unaffiliated Stockholders of Common Stock.

Very truly yours,

AMERICAN APPRAISAL ASSOCIATES, INC.

/s/ Richard L. Kelsey

Richard L. Kelsey

Senior Vice President

[GRAPHIC APPEARS HERE] C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL -

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to PriceSmart, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PSMRT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PRICESMART, INC.

		FOR	AGAINST	ABSTAIN
1.	To approve a private placement of up to 3,187,329 shares of the Company’s common stock, par value $.0001 per share (“Common Stock”), at a price of $8 per share, to The Price Group, LLC, a California limited liability company (the “Price Group”) to be funded through the conversion of a $25.0 million bridge loan, together with accrued and unpaid interest extended to the Company by the Price Group in August 2004.	☐	☐	☐

2.	To approve the issuance of an aggregate of 2,200,000 shares of Common Stock to the Sol and Helen Price Trust, the Price Family Charitable Fund, the Robert and Allison Price Charitable Remainder Trust, the Robert and Allison Price Trust 1/10/75 and the Price Group in exchange for all of the outstanding shares of the Company’s 8% Series B Cumulative Redeemable Convertible Preferred Stock.	☐	☐	☐

3.	To approve the issuance of up to 1,971,577 shares Common Stock, valued for such purpose at a price of $8 per share, to the Price Group in exchange for up to $20.0 million of obligations, plus accrued and unpaid interest, owed by the Company to the Price Group.	☐	☐	☐

4.	To approve the issuance of up to 15,791,477 shares of Common Stock in connection with a rights offering pursuant to rights to be distributed to the holders of outstanding shares of Common Stock.	☐	☐	☐

5.	To approve the issuance of up to 3,125,000 shares of Common Stock, at a price of $8 per share, to the Price Group in connection with the rights offering.	☐	☐	☐

6.	To approve the issuance of up to 2,226,886 shares of Common Stock associated with an offer to exchange Common Stock, at a price of $10 per share, to the holders of all of the shares of the Company’s 8% Series A Cumulative Convertible Redeemable Preferred Stock, $.0001 par value per share (the “Series A Preferred Stock”), in exchange for all of the outstanding shares of the Series A Preferred Stock at its initial stated value of $20.0 million plus all accrued and unpaid dividends.	☐	☐	☐

7.	To approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares..	☐	☐	☐

NOTE: The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date